Exhibit 10.1

EXECUTION COPY

SECOND LIEN LETTER OF CREDIT, LOAN AND SECURITY AGREEMENT

by and among

LIGHTING SCIENCE GROUP CORPORATION

as Borrower

BIOLOGICAL ILLUMINATION, LLC

and

LSGC, LLC

as Guarantors

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

ARES CAPITAL CORPORATION

as Agent

Dated: September 20, 2011

SECTION 8.	REPRESENTATIONS AND WARRANTIES		34

	8.1	Corporate/Limited Liability Company Existence, Power and Authority	34
	8.2	Name; State of Organization; Chief Executive Office; Collateral Locations	34
	8.3	Financial Statements; No Material Adverse Change	35
	8.4	Priority of Liens; Title to Properties	35
	8.5	Tax Returns	35
	8.6	Litigation	36
	8.7	Compliance with Other Agreements and Applicable Laws	36
	8.8	Environmental Compliance	36
	8.9	Employee Benefits	37
	8.10	Bank Accounts	37
	8.11	Intellectual Property	38
	8.12	Subsidiaries; Affiliates; Capitalization; Solvency	38
	8.13	Labor Disputes	38
	8.14	Restrictions on Subsidiaries	39
	8.15	Material Contracts	39
	8.16	Payable Practices	39
	8.17	OFAC	39
	8.18	Accuracy and Completeness of Information	39
	8.19	Survival of Warranties; Cumulative	40
	8.20	[RESERVED]	40
	8.21	The Customer 2 Factoring Agent Discount Documents	40

SECTION 9.	AFFIRMATIVE AND NEGATIVE COVENANTS		40

	9.1	Maintenance of Existence	41
	9.2	New Collateral Locations	41
	9.3	Compliance with Laws, Regulations, Etc	42
	9.4	Payment of Taxes and Claims	42
	9.5	Insurance	43
	9.6	Financial Statements and Other Information	43
	9.7	Sale of Assets, Consolidation, Merger, Dissolution, Etc	45
	9.8	Encumbrances	47
	9.9	Indebtedness	48
	9.10	Loans, Investments, Etc	50
	9.11	Dividends and Redemptions	51
	9.12	Transactions with Affiliates	52
	9.13	Compliance with ERISA	53
	9.14	End of Fiscal Years; Fiscal Quarters	53
	9.15	Change in Business	53
	9.16	Limitation of Restrictions Affecting Subsidiaries	53
	9.17	Financial Covenants	54
	9.18	License Agreements	55
	9.19	Foreign Assets Control Regulations, Etc	56
	9.20	Costs and Expenses	56
	9.21	Post-Closing Matters	56
	9.22	Further Assurances	56
	9.23	Certain Covenants	57

SECTION 10.	EVENTS OF DEFAULT AND REMEDIES		57

	10.1	Events of Default	57
	10.2	Remedies	59

SECTION 11.	JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW		62

	11.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	62
	11.2	Waiver of Notices	63
	11.3	Amendments and Waivers	63
	11.4	Waiver of Counterclaims	65
	11.5	Indemnification	65

SECTION 12.	THE AGENT		66

	12.1	Appointment, Powers and Immunities	66
	12.2	Reliance by Agent	66
	12.3	Events of Default	66
	12.4	Agent in its Individual Capacity	67
	12.5	Indemnification	67
	12.6	Non-Reliance on Agent and Other Lenders	67
	12.7	Failure to Act	68
	12.8	[RESERVED]	68
	12.9	Concerning the Collateral and the Related Financing Agreements and the Pegasus Guaranty	68
	12.10	[RESERVED]	68
	12.11	Collateral Matters	68
	12.12	Agency for Perfection	69
	12.13	Successor Agent	69
	12.14	Other Agent Designations	70

SECTION 13.	TERM OF AGREEMENT; MISCELLANEOUS		70

	13.1	Term	70
	13.2	Interpretative Provisions	71
	13.3	Notices	72
	13.4	Partial Invalidity	73
	13.5	Confidentiality	73
	13.6	Successors	75
	13.7	Assignments; Participations	75
	13.8	Entire Agreement	76
	13.9	USA Patriot Act	77
	13.10	Counterparts, Etc	77

INDEX

TO

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance

Exhibit B	Information Certificate

Exhibit C	Form of Intercreditor Agreement

Exhibit D	Form of Compliance Certificate

Schedule 9.21	Post-Closing Matters

Schedule 9.17(a)	Minimum EBITDA

SECOND LIEN LETTER OF CREDIT, LOAN AND SECURITY AGREEMENT

This Second Lien Letter of Credit, Loan and Security Agreement, dated September 20, 2011 (this “Agreement” as hereinafter further defined), is entered into by and among LIGHTING SCIENCE GROUP CORPORATION, a Delaware corporation (“Borrower” as hereinafter further defined), BIOLOGICAL ILLUMINATION, LLC, a Delaware limited liability company (“Biological”), LSGC, LLC, a Delaware limited liability company (“LSGC”, and together with Biological and any other Person that at any time after the date hereof becomes a party hereto as a Guarantor, each individually a “Guarantor” and collectively, the “Guarantors” as hereinafter further defined), the parties hereto from time to time as lenders, whether by execution of this Agreement or by assignment in accordance with the provisions of Section 13.7 hereof (each individually, a “Lender” and collectively, the “Lenders” as hereinafter further defined), and ARES CAPITAL CORPORATION, a Maryland corporation (“Ares Capital”), in its capacity as agent for Issuing Bank and the Lenders (in such capacity, “Agent” as hereinafter further defined).

W I T N E S S E T H:

WHEREAS, Borrower has requested that Agent, Issuing Bank (as defined below) and the Lenders enter into financing arrangements with Borrower pursuant to which Issuing Bank will issue a letter of credit (the “Letter of Credit”) in the face amount of $25,000,000 for the account of Borrower; and

WHEREAS, Issuing Bank is willing to agree to issue the Letter of Credit, each Lender is willing to agree (severally and not jointly) to make Loans (as defined below) comprising the Term Loans (as defined below) on a pro rata basis according to its Commitment (as defined below) upon any Term Loan Conversion (as defined below) and Agent is willing to act as agent for Issuing Bank and the Lenders, in each case, on the terms and conditions set forth herein and the other Financing Agreements.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

“Accounts” shall mean, as to Borrower and each Guarantor, all present and future rights of Borrower and such Guarantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card. For the avoidance of doubt, this definition of Accounts shall include any Customer 2 Accounts.

“Accrual Credit” shall have the meaning ascribed to such term in the SPEARA as in effect on November 22, 2010.

“Affected Testing Period” shall have the meaning set forth in Section 9.17(c).

“Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten (10%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds ten (10%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds ten (10%) percent or more of the equity interests and (c) any director or executive officer of such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

“Agent” shall mean Ares Capital, in its capacity as agent on behalf of Issuing Bank and the Lenders pursuant to the terms hereof, and any replacement or successor agent hereunder.

“Agreement” shall mean this Second Lien Letter of Credit, Loan and Security Agreement, as amended, renewed, extended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Amendment No. 4 to the First Lien Loan Agreement” shall mean Amendment No. 4 to Loan and Security Agreement and Consent, dated as of the date hereof, by and among Borrower, the Guarantors, the lenders party thereto and the First Lien Agent.

“Applicable Agent” shall mean (a) at any time prior to the Discharge of First Lien Debt, the First Lien Agent, as bailee for Agent pursuant to the Intercreditor Agreement, and (b) at any time thereafter, Agent.

“Ares Capital” shall have the meaning set forth in the preamble hereto.

“Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 13.7 hereof.

“Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent), (b) the sum of 0.50% per annum and the Federal Funds Rate, and (c) the sum of LIBOR calculated for each such day based on an Interest Period of one month determined two (2) Business Days prior to such day (but, for the avoidance of doubt, in no event less than 1.5% per annum), plus 1.0% per annum, in each instance, as of such day. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “bank prime loan” rate, the Federal Funds Rate or LIBOR for an Interest Period of one month.

“Base Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Base Rate in accordance with the terms hereof.

“Biological” shall have the meaning set forth in the preamble hereto.

“Borrower” shall mean Lighting Science Group Corporation, a Delaware corporation (together with its successors and assigns).

“Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York; except, that, if a determination of a Business Day shall relate to any LIBOR Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable LIBOR rate market.

“Capital Expenditures” shall mean all payments or accruals (including Capital Lease Obligations) for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

“Capital Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

“Cash Collateral” shall have the meaning ascribed to such term in the Pegasus Guaranty.

“Cash Equivalents” shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $1,000,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a Person (except an Affiliate of Borrower or any Guarantor) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody’s Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $1,000,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

“Change of Control” shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Borrower or any Guarantor to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than as permitted in Section 9.7 hereof; (b) the liquidation or dissolution of Borrower or any Guarantor or the adoption of a plan by the stockholders of Borrower or any Guarantor relating to the dissolution or liquidation of Borrower or such Guarantor, other than as permitted in Section 9.7 hereof; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), except for Sponsor, of beneficial ownership, directly or indirectly, of a majority of the voting power of the total outstanding Voting Stock of Borrower or any Guarantor or the Board of Directors of Borrower; (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors who have been appointed by Sponsor, or whose nomination for election by the stockholders of Borrower was approved by a vote of at least sixty-six and two-thirds (66 2/3%) percent of the directors (or a committee of such directors) then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Borrower then still in office; or (e) the failure of the Borrower to own directly or indirectly one hundred

(100%) percent of the voting power of the total outstanding Voting Stock of any Guarantor, except as expressly permitted under Section 9.7 hereof.

“Closing Date” shall mean September 20, 2011.

“Closing Officer’s Certificate” shall have the meaning set forth in Section 4.1(j) hereof.

“Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

“Collateral” shall have the meaning set forth in Section 5 hereof.

“Collateral Access Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, from any lessor of premises to Borrower or any Guarantor, or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in favor of Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other person.

“Commitment” shall mean, at any time, as to each Lender, the principal amount set forth below such Lender’s signature on the signatures pages hereto designated as the Commitment or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Commitments”.

“Compliance Certificate” shall have the meaning set forth in Section 9.6(a)(i) hereof.

“Consolidated Net Income” shall mean, with respect to any Person, for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period, excluding to the extent included therein any extraordinary, one-time or non-recurring gains, after deducting all charges which should be deducted before arriving at the net income (loss) for such period, without duplication, and after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; provided, that, (a) the net income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a Subsidiary of such Person; (b) the effect of any change in accounting principles adopted by (or applicable to) such Person or its Subsidiaries after the date hereof (including any cumulative effects resulting from changes in purchase accounting principles) shall be excluded; and (c) the net income (if positive) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to such Person or to any other Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary shall be excluded. For the purpose of this definition, net income excludes any gain together with any related Provision for Taxes for such gain realized upon the sale or other disposition of any assets or of any Equity Interests of such Person or a Subsidiary of such Person.

“Cure Amount” shall have the meaning set forth in Section 9.17(c).

“Cure Right” shall have the meaning set forth in Section 9.17(c).

“Cure Standstill Period” shall have the meaning set forth in Section 9.17(c).

“Customer 2” shall have the meaning set forth in the Customer Designation Letter.

“Customer 2 Accounts” shall mean any and all Accounts of Borrower with respect to which Customer 2 is the account debtor arising from the sale by Borrower of Inventory, together with the Customer 2 Factoring Agent Related Security, and with respect to each of the foregoing, all proceeds thereof.

“Customer 2 Factoring Agent” shall have the meaning set forth in the Customer Designation Letter.

“Customer 2 Factoring Agent Discount Agreement” shall have the meaning set forth in the Customer Designation Letter.

“Customer 2 Factoring Agent Discount Documents” shall mean, collectively, the Customer 2 Factoring Agent Discount Agreement and any agreements, documents or instruments executed or delivered by Borrower or any other Obligor in favor of Customer 2 Factoring Agent in connection therewith, and any UCC financing statements filed by Customer 2 Factoring Agent against Borrower or any other Obligor to reflect the interest of Customer 2 Factoring Agent in the Customer 2 Accounts, as the same may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Customer 2 Factoring Agent Intercreditor Agreement” shall mean the intercreditor agreement, dated as of November 22, 2010, by and among Customer 2 Factoring Agent, the First Lien Agent and Customer 2, as the same may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Customer 2 Factoring Agent Related Security” shall mean with respect to any Customer 2 Account, all security interests or liens related to any such Customer 2 Account purporting to secure payment of such Customer 2 Account.

“Customer Designation Letter” shall mean the letter agreement, dated as of November 22, 2010, by and among Borrower and the First Lien Agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

“Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, Borrower or any Guarantor with a deposit account at any bank and the bank at which such deposit account is at any time maintained which provides that such bank will comply with instructions originated by Agent directing disposition of the funds in the deposit account and has such other terms and conditions as Agent may require.

“Discharge of First Lien Debt” shall have the meaning set forth in the Intercreditor Agreement.

“Early Termination Fee” shall mean, in the event of any reduction in the face amount of the Letter of Credit other than as a result of a drawing under the Letter of Credit or any prepayment of all or any portion of the Term Loans prior to the Maturity Date, in each case, including pursuant to a termination of this Agreement, the amount set forth below:

Amount	Period

1.00% of the amount of such reduction or prepayment	from the Closing Date to and including the date that is three (3) calendar months after the Closing Date

Amount	Period

0.75% of the amount of such reduction or prepayment	after the date that is three (3) calendar months after the Closing Date to and including the date that is six (6) calendar months after the Closing Date

0.50% of the amount of such reduction or prepayment	after the date that is six (6) calendar months after the Closing Date to and including the date that is nine (9) calendar months after the Closing Date

0.25% of the amount of such reduction or prepayment	after the date that is nine (9) calendar months after the Closing Date to and including the date that is the one-year anniversary of the Closing Date

“EBITDA” shall mean, as to any Person, with respect to any period, an amount equal to: (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) depreciation and amortization, imputed interest, deferred compensation for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus (c) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (d) the Provision for Taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (e) non-recurring transaction fees, charges and expenses (to the extent included in the computation of Consolidated Net Income of such Person), plus or minus (f) other non-cash and/or extraordinary income or charges (in accordance with GAAP and to the extent included in the computation of Consolidated Net Income of such Person).

“Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and in each case is approved by Agent; and (d) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D under the Securities Act of 1933) approved by Agent; provided, that, (i) neither Borrower nor any Guarantor or any Affiliate of Borrower or any Guarantor shall qualify as an Eligible Transferee and (ii) no Person to whom any Indebtedness which is in any way subordinated in right of payment to any other Indebtedness of Borrower or any Guarantor shall qualify as an Eligible Transferee, except, in each case, as Agent may otherwise specifically agree.

“Environmental Laws” shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between Borrower or any Guarantor and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term “Environmental Laws” includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and

Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

“Equipment” shall mean, as to Borrower and each Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

“Equity Cure” shall have the meaning set forth in Section 9.17(c).

“Equity Interests” shall mean, with respect to any Person, all of the shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity or ownership interests at any time outstanding, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other equity interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other equity interests in) such Person and all warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other equity interests), but excluding (a) any debt security that is convertible into or exchangeable for any such shares (or such other equity interests and (b) any stock appreciation rights, interests in phantom equity plans or similar rights or interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

“ERISA Affiliate” shall mean any person required to be aggregated with Borrower, any Guarantor or any of its or their respective Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than events as to which the requirement of notice has been waived in regulations by the Pension Benefit Guaranty Corporation; (b) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) a complete or partial withdrawal by Borrower, any Guarantor or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Pension Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon Borrower, any Guarantor or any ERISA Affiliate in excess of $100,000; and (g) any other event or condition with respect to a Plan including any Pension Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of Borrower in excess of $100,000.

“Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

“Excluded Accounts” shall mean deposit accounts that are specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s or any Guarantor’s salaried employees or, to the extent the balances thereof do not exceed at any one time $10,000 in the aggregate, petty cash accounts.

“Excluded Property” shall mean:

(a) any rights or interests in any contract, lease, sublease, permit, license, charter or license agreement covering personal property, as such, if under the terms of such contract, lease, sublease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein to Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided, that, the foregoing exclusion shall in no way be construed (i) to apply if any such prohibition is unenforceable under Sections 9-406, 9-407 or 9-408 of the UCC or other applicable law or (ii) so as to limit, impair or otherwise affect Agent’s unconditional continuing security interests in and liens upon any rights or interests of Borrower in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement (including any Receivables);

(b) equity interests of any Subsidiary organized under the laws of a jurisdiction outside the United States of America, its territories or its possessions that is a “controlled foreign corporation” (as such term is defined in Section 957(a) of the Code or a successor provision thereof) in excess of sixty-five (65%) percent of all of the issued and outstanding shares of Equity Interests of such Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2); and

(c) applications for any trademarks that have been filed with the U.S. Patent and Trademark Office on the basis of an “intent-to-use” with respect to such marks, unless and until a statement of use or amendment to allege use is filed and accepted by the U.S. Patent and Trademark Office or any other filing is made or circumstances otherwise change so that the interests of a Borrower in such marks is no longer on an “intent-to-use” basis, at which time such marks shall automatically and without further action by the parties be subject to the security interests and liens granted by a Borrower to Agent hereunder.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent in a commercially reasonable manner.

“Fee Letter” shall have the meaning set forth in Section 3.2(a) hereof.

“Fill Rate Contract” shall mean any written contract that requires a Borrower to deliver a certain quantity of goods or other products on time to a customer.

“Financing Agreements” shall mean, collectively, this Agreement, the Fee Letter, the Letter of Credit, the Letter of Credit Application and all notes, guarantees (other than the Pegasus Guaranty), security agreements, mortgages, deposit account control agreements, investment property control agreements, intercreditor agreements (including, without limitation, the Intercreditor Agreement) and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or Obligor in connection with this Agreement.

“First Lien Agent” shall mean Wells Fargo Bank, National Association, in its capacity as agent under the First Lien Loan Agreement and the other First Lien Financing Documents, together with its successors and assigns in such capacity.

“First Lien Loan Agreement” shall mean the Loan and Security Agreement, dated as of November 22, 2010, among Borrower, the Guarantors, the lenders and issuing bank party thereto, the First Lien Agent and Wells Fargo Capital Finance, LLC, as sole lead arranger, manager and bookrunner, as amended through the date hereof (including pursuant to Amendment No. 4 to the First Lien Loan Agreement) and as it may hereafter be amended, amended and restated, modified or supplemented in accordance with the Intercreditor Agreement.

“First Lien Financing Documents” shall mean the First Lien Loan Agreement and all other Financing Documents (as defined in the First Lien Loan Agreement) executed and delivered in connection with the First Lien Financing Documents, in each case, as such documents may hereafter be amended, amended and restated, modified or supplemented in accordance with the Intercreditor Agreement.

“First Lien Obligations” shall mean the “Obligations,” as defined in the First Lien Loan Agreement; provided, that in no event shall the First Lien Obligations exceed the Maximum Priority First Lien Debt (as defined in the Intercreditor Agreement).

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fronting Fee” shall have the meaning set forth in Section 3.2(c) hereof.

“Funding Bank” shall have the meaning given to such term in Section 3.3 hereof.

“Funding Loss” shall mean any loss or expense which a Lender may sustain or incur as a consequence of:

(a) the failure of Borrower to make any payment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);

(b) the failure of Borrower to convert a Loan after Borrower has given a notice of conversion in accordance with Section 3.1(b) hereof;

(c) the failure of Borrower to make any prepayment after Borrower has given a notice in accordance with Section 2.4 hereof;

(d) the prepayment of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

(e) the conversion pursuant to Section 3.1(b) hereof of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained; provided that, with respect to the expenses described in clauses (d) and (e) above, such Lender shall have notified Agent of any such expense within two (2) Business Days of the date on which such expense was incurred. Solely for purposes of calculating Funding Losses: each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied; except, that, for purposes of Section 9.17 hereof, (a) GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the date hereof and (b) all financial covenants shall be calculated without giving effect to any election under Statement of Financial Account Standards 159 or any similar accounting principle.

“Governmental Authorities” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; each sometimes being referred to herein individually as a “Governmental Authority”.

“Guarantors” shall mean, collectively (together with their respective successors and assigns): (a) Biological; (b) LSGC and (c) any other Person that at any time after the date hereof becomes party to a guarantee in favor of First Lien Agent or any lender under the First Lien Financing Documents, or otherwise liable on or with respect to the First Lien Obligations or who is the owner of any property which is security for the First Lien Obligations (other than Borrower); each sometimes being referred to herein individually as a “Guarantor”. As used in this Agreement, the term “Guarantors” shall not include the Limited Guarantors.

“Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include such hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

“Indebtedness” shall mean, with respect to any Person, any liability of such Person, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (other than an account payable to a trade creditor (whether or not an Affiliate) incurred in the ordinary course of business of such Person and payable in accordance with customary trade practices); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Equity Interests or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values; (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments; (j) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefor or such Person has no liability therefor as a matter of law and (k) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP.

“Indemnitee” shall have the meaning set forth in Section 11.5 hereof.

“Information Certificate” shall mean the Information Certificate of Borrower and Guarantors constituting Exhibit B hereto containing material information with respect to Borrower, Guarantors and their respective businesses and assets provided by or on behalf of Borrower and Guarantors to Agent in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

“Intellectual Property” shall mean, as to Borrower and each Guarantor, such Borrower’s and Guarantor’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, tradenames, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to Borrower’s or any Guarantor’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

“Intercreditor Agreement” shall mean the Intercreditor and Subordination Agreement, dated of even date herewith, among Borrower, the Guarantors, Agent and the First Lien Agent, in the form attached hereto as Exhibit C.

“Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person and its Subsidiaries, on a consolidated basis for such period, whether paid or accrued during such period but without duplication (including the interest component of Capital Leases for such period), including, without limitation, discounts in connection with the sale of any Accounts that are sold for purposes other than collection, but excluding interest paid in property other than cash and any other interest expense not paid in cash during such period.

“Interest Period” shall mean, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is continued as a LIBOR Rate Loan or on which a Base Rate Loan is converted to a LIBOR Rate Loan and ending on the date one, two, three or six months thereafter, as selected by Borrower in its notice to Agent pursuant to Section 3.1(b); provided, that:

(a) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period for any Term Loan shall extend beyond the last scheduled payment date therefor.

“Interest Rate” shall mean:

(a) as to Base Rate Loans, a rate equal to Base Rate plus 9.0% per annum; and

(b) as to LIBOR Rate Loans, a rate equal to LIBOR for the applicable Interest Period plus 10.0% per annum;

provided, however, at Agent’s or the Required Lenders’ option, while an Event of Default exists (or automatically while an Event of Default under Section 10.1 (f), (g) or (h) exists), the Interest Rate shall be increased by 2.0% per annum.

“Inventory” shall mean, as to Borrower and each Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by Borrower or such Guarantor as lessor; (b) are held by Borrower or such Guarantor for sale or lease or to be furnished under a contract of service; (c) are furnished by Borrower or such Guarantor under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

“Investment Property Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, Borrower or any Guarantor (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of Borrower or such Guarantor acknowledging that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of Agent, that it will comply with entitlement orders originated by Agent with respect to such investment property, or other instructions of Agent, and has such other terms and conditions as Agent may require.

“Issuing Bank” shall mean (a) Ares Capital, (b) at the direction of Ares Capital, JPMorgan Chase Bank, N.A., (c) any Lender or Affiliate thereof or (d) a bank or other legally authorized Person, in each case, reasonably acceptable to Agent and Borrower, in such person’s capacity as an issuer of the Letter of Credit hereunder.

“Lenders” shall mean the financial institutions who are signatories hereto as Lenders and other persons made a party to this Agreement as a Lender in accordance with Section 13.7 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender”.

“Letter of Credit” shall have the meaning set forth in the recitals to this Agreement and shall include any amendments thereto.

“Letter of Credit Application” shall mean an application, in form and substance reasonably satisfactory to Issuing Bank and Agent, for the issuance of the Letter of Credit.

“Letter of Credit Fee” shall have the meaning set forth in Section 3.2(d) hereof.

“LIBOR” shall mean, with respect to any Interest Period, the higher of (a) 1.5% per annum and (b) the offered rate per annum for deposits of dollars for the applicable Interest Period that appears on Reuters Screen LIBOR01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day of the applicable Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by Agent (rounded upwards, if necessary, to the nearest 1/100 of 1%), at which deposits of dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day of the applicable Interest Period by major financial institutions reasonably satisfactory to Agent in the London interbank market for the applicable Interest Period and for an amount equal or comparable to the principal amount of the Loans to be borrowed, converted or continued as LIBOR Rate Loans on such date of determination.

“LIBOR Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on LIBOR in accordance with the terms hereof.

“License Agreements” shall have the meaning set forth in Section 8.11 hereof.

“Lighting Science Mexico” shall mean Lighting Science Group Mexico SRL, a maquiladora organized under the laws of Mexico.

“Limited Covenants” shall have the meaning set forth in Section 9(II).

“Limited Guarantors” shall mean, collectively, Pegasus III and Pegasus IV.

“Loans” shall mean the extensions of credit by the Lenders hereunder comprising the Term Loans.

“LSGC” shall have the meaning set forth in the preamble hereto.

“LSGC Holdings II” shall mean LSGC Holdings II LLC, a Delaware limited liability company.

“LSGC Holdings II Documents” shall mean the Demand Promissory Note, dated May 6, 2011, in the original principal amount of $6,500,000 by Lighting Science in favor of LSGC Holdings II, and all other agreements, documents and instruments at any time executed and/or delivered to, with or in favor of LSGC Holdings II in connection with the LSGC Holdings II Indebtedness or related thereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“LSGC Holdings II Indebtedness” shall mean the unsecured Indebtedness owing by Lighting Science to LSGC Holdings II pursuant to the LSGC Holdings II Documents in the aggregate original principal amount of $6,500,000, and all interest, fees, reimbursement obligations, expenses, indemnification and other obligations with respect thereto.

“LSGC Holdings II Subordination Agreement” shall mean that certain Subordination Agreement, dated as of May 6, 2011, by and among LSGC Holdings II, Lighting Science and Agent.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, business, performance or operations of Borrower; (b) the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (c) the legality, validity or enforceability of the Pegasus Guaranty; (d) the legality, validity, enforceability, perfection or priority of the security interests and liens of Agent upon the Collateral; (e) the Collateral or its value; (f) the ability of Borrower to repay the Obligations or of Borrower to perform its obligations under this Agreement or any of the other Financing Agreements as and when to be performed; or (g) the ability of Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Agent and the Lenders under this Agreement or any of the other Financing Agreements.

“Material Contract” shall mean (a) any contract or other agreement (other than the Financing Agreements), written or oral, of Borrower or any Guarantor involving monetary liability of or to any Person in an amount in excess of $500,000 in any fiscal year; provided, that, any purchase order of any Borrower or Guarantor involving monetary liability relating to the purchase and sale of Inventory in excess of $500,000 but less than $1,000,000 (each an “Excluded Purchase Order”) shall be excluded from this clause (a); except, that, any purchase order that (A) provides for or results in the imposition of a lien or security interest against Borrower or any Guarantor in favor of the issuer of such purchase order, or (B) includes any consigned Inventory, shall not constitute an Excluded Purchase Order, and (b) any other contract or other agreement (other than the Financing Agreements), whether written or oral, to which Borrower or any Guarantor is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

“Maturity Date” shall have the meaning set forth in Section 13.1 hereof.

“Maximum Credit” shall mean the amount of $25,000,000.

“Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by Borrower, any Guarantor or any ERISA Affiliate or with respect to which Borrower, any Guarantor or any ERISA Affiliate may incur any liability.

“No Covenant Period” shall mean any period during which the aggregate amount of Cash Collateral provided by the Limited Guarantors pursuant to the Pegasus Guaranty (as set forth in the account statements (the “Cash Collateral Statements”) provided by the depositary bank holding the Cash Collateral Accounts (as defined in the Pegasus Guaranty)) is equal to or greater than the Required Cash Collateral Amount. If for any reason after the commencement of a No Covenant Period it is determined by Agent, based on the Cash Collateral Statements and the records maintained by Agent hereunder, that the Cash Collateral is no longer equal to or greater than the Required Cash Collateral Amount, the No Covenant Period shall cease; provided, however, that the No Covenant Period will be reinstated at such time that the condition set forth in the first sentence of this definition is satisfied.

“Non-compliant Testing Period” shall have the meaning set forth in Section 9.17(c).

“Obligations” shall mean the Term Loans, the Reimbursement Obligation and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrower to Agent or any Lender or Issuing Bank, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements or on account of the Term Loans or the Letter of Credit, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to such Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured.

“Obligor” shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations (including, without limitation, Guarantors), other than Borrower.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Taxes” shall have the meaning given to such term in Section 6.5 hereof.

“Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans in conformity with the provisions of Section 13.7 of this Agreement governing participations.

“Pegasus III” shall mean Pegasus Investors III, L.P., a Delaware limited partnership.

“Pegasus IV” shall mean Pegasus Investors IV, L.P., a Delaware limited partnership.

“Pegasus Guaranty” shall mean the Guaranty and Security Agreement, dated of even date herewith, among Pegasus III, Pegasus IV and Agent.

“Pension Plan” shall mean a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which Borrower or any Guarantor sponsors, maintains, or to which Borrower, any Guarantor or any ERISA Affiliate makes, is making, or is obligated to make contributions, other than a Multiemployer Plan.

“Permits” shall having the meaning given to such term in Section 8.7 hereof.

“Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

“Plan” shall mean an employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Pension Plan or a Multiemployer Plan, which Borrower or any Obligor sponsors, maintains or to which it makes, is making or is obligated to make contributions.

“Pro Rata Share” shall mean as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate amount of all of the Commitments of the Lenders, as adjusted from time to time in accordance with the provisions of Section 13.7 hereof.

“Provision for Taxes” shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

“Qualified Cash” shall mean unrestricted cash and Cash Equivalents of Borrower maintained in the Qualified Cash Account that (a) are subject to the valid, enforceable and second priority perfected security interest (subject, as to priority, only to the security interest of the First Lien Agent under the First Lien Financing Documents) of Agent, (b) are in the Qualified Cash Account and, if requested by Agent in its discretion, subject to a Deposit Account Control Agreement or an Investment Account Control Agreement, as the case may be, in form and substance reasonably satisfactory to Agent, (c) are available for use by Borrower, without condition or restriction (other than in favor of Agent and the First Lien Agent), (d) are free and clear of any pledge, security interest, lien, claim or other encumbrance (other than in favor of Agent and the First Lien Agent and other than in favor of the depository bank or securities intermediary where the deposit account or investment account is maintained for its customary fees and charges) and (e) for which Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, of the amount of such cash or Cash Equivalents held in such deposit account or investment account.

“Qualified Cash Account” shall mean account no. 4122091978 maintained at Wells Fargo Bank, National Association for the account of Borrower (or such other account designated in writing by Agent and Borrower) with which cash equity capital contributions made by Sponsor (or such other Person(s) designated in writing by Sponsor and satisfactory to Agent as determined in good faith and in exercise of reasonable business judgment) to or for the benefit of Borrower and Guarantors are deposited and maintained, which cash equity capital contributions shall be used by Borrower only to repay the Obligations (or, prior to the Discharge of the First Lien Obligations, the First Lien Obligations) and shall be applied in accordance with the terms of this Agreement (or, prior to the Discharge of the First Lien Obligations, the First Lien Loan Agreement).

“Real Property” shall mean all now owned and hereafter acquired real property of Borrower and each Guarantor, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

“Receivables” shall mean all of the following now owned or hereafter arising or acquired property of Borrower and each Guarantor: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of Borrower or such Guarantor; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to Borrower or any Guarantor or otherwise in favor of or delivered to Borrower or any Guarantor in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to Borrower or any Guarantor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by Borrower or any Guarantor or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of Borrower or any Guarantor) or otherwise associated with any Accounts, Inventory or general intangibles of Borrower or any Guarantor (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to Borrower or any Guarantor in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to Borrower or any Guarantor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which Borrower or any Guarantor is a beneficiary and all right, title and interest in and to joint ventures, partnerships and other Persons).

“Records” shall mean, as to Borrower and each Guarantor, all of such Borrower’s and Guarantor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower or any Guarantor with respect to the foregoing maintained with or by any other person).

“Register” shall have the meaning set forth in Section 6.3(b) hereof.

“Reimbursement Obligation” shall have the meaning set forth in Section 2.1(c) hereof.

“Required Cash Collateral Amount” shall mean (i) the sum of (x) the face amount of the Letter of Credit and (y) the principal amount of the outstanding Term Loans, multiplied by (ii) 105%.

“Required Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate sixty-six and two-thirds (66 2/3%) percent or more of the aggregate of the Commitments of all Lenders.

“Sanctioned Entity” shall mean (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in, a country that is subject to a sanctions program identified on the list maintained and published by OFAC and available at http://www.treas.gov/offices/enforcement/ ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/ sdn/index.html, or as otherwise published from time to time.

“Secured Parties” shall mean, collectively, (a) Agent, (b) Issuing Bank and (c) the Lenders.

“Series D Warrants” shall have the meaning set forth in the SPEARA as in effect on the date hereof.

“Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

“SPEARA” shall mean that certain Stock Purchase, Exchange and Recapitalization Agreement, dated as of September 30, 2010, among Lighting Science, Pegasus Partners IV, L.P., LSGC Holdings LLC and LED Holdings, LLC, as in effect on November 22, 2010.

“Specified Issuances” shall mean the issuance or sale by Borrower or any Guarantor of any Equity Interests of Borrower or such Guarantor in connection with the following:

(a) upon conversion or exercise of any currently outstanding Equity Interests in accordance with the terms thereof as in effect on the date hereof;

(b) in connection with a strategic commercial agreement or commercial relationship as determined by Borrower or any Guarantor in the ordinary course of business; provided, that, if the issuance or sale is of material Equity Interests of Borrower or any Guarantor, such issuance or sale shall be subject to the terms of Section 9.7(b)(iii) hereof;

(c) upon conversion or exercise of any Equity Interests issued or sold pursuant to a Specified Issuance set forth in paragraphs (a) and (b) above; and

(d) upon conversion or exercise of any Equity Interests issued or sold pursuant to an issuance or sale of Equity Interests otherwise permitted pursuant to the terms of this Agreement.

“Sponsor” shall mean Pegasus Capital Advisors, L.P., a limited partnership organized under the laws of the State of Delaware, and its Affiliates (other than Borrower and Guarantors).

“Sponsor Management Agreement” shall mean the Support Services Agreement, dated as of June 23, 2010, by and between Borrower and Sponsor, as amended, renewed, extended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Equity Interests or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

“Term Loans” shall have the meaning set forth in Section 2.1(c).

“Term Loan Conversion” shall have the meaning set forth in Section 2.1(c).

“Testing Period” shall have the meaning set forth in Section 9.17(c).

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except, that, terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine).

“Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Equity Interests of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Equity Interests of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Equity Interests of such Person convertible or exchangeable without restriction at the option of the holder thereof into Equity Interests of such Person described in clause (a) of this definition.

SECTION 2. LETTER OF CREDIT FACILITY

2.1 Letter of Credit.

(a) Subject to and upon the terms and conditions contained herein, Agent agrees to cause Issuing Bank to issue, for the account of Borrower, the Letter of Credit, containing terms and conditions acceptable to Agent and Issuing Bank. The Letter of Credit may be drawn in multiple and partial draws, and shall expire on the Maturity Date.

(b) Borrower hereby irrevocably authorizes and directs Issuing Bank to name Borrower as the account party therein and to deliver to Agent all instruments, documents and other writings and property received by Issuing Bank pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit. Borrowers and the Guarantors shall be bound by any reasonable interpretation made in good faith by Agent or Issuing Bank under or in connection with the Letter of Credit or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower.

(c) Upon any drawing under the Letter of Credit (the amount of each such drawing, a “Reimbursement Obligation”), Issuing Bank shall promptly notify Agent in writing (and, upon receipt of such notice, Agent shall notify each Lender) of such drawing, which notification shall set forth the amount of such Reimbursement Obligation. Each drawing shall (i) permanently reduce the face amount of the Letter of Credit by the amount of such drawing and (ii) constitute a request by the Borrower to Agent for a loan (a “Term Loan”) in the amount of such Reimbursement Obligation. Upon Agent’s receipt of such notification from Issuing Bank, such Reimbursement Obligation shall, without any further action on the part of Borrower or Agent, be converted to a Term Loan, effective as of the date of such drawing (each, a “Term Loan Conversion”), and Borrower shall be deemed to have used the proceeds of such Term Loan in whole to satisfy the full amount of such Reimbursement Obligation.

(d) Immediately upon a Term Loan Conversion, each Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of such Term Loan and, immediately upon receipt of the notice described in paragraph (c) above from Agent, each Lender shall pay to Agent its Pro Rata Share of such Term Loan. The obligations of each Lender to make payments to Agent in accordance with this Section 2.1(d) shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances, whatsoever, notwithstanding the occurrence or continuance of any Default, Event of Default, the failure to satisfy any other condition set forth in Section 4 or any other event or circumstance. If such amount is not made available by a Lender when due, Agent shall be entitled to recover such amount on demand from such Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to Agent at the interest rate then payable by Borrower in respect of Loans that are Base Rate Loans.

(e) Borrower and the Guarantors shall indemnify and hold Agent and Issuing Bank harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or Issuing Bank may suffer or incur in connection with the Letter of Credit and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by Agent or Issuing Bank with respect to the Letter of Credit, except for such losses, claims, damages, liabilities, costs or expenses that are a direct result of the gross negligence or willful misconduct of Agent or Issuing Bank as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Borrower and each Guarantor assume all risks with respect to the acts or omissions of the drawer under or beneficiary of the Letter of Credit and for such purposes the drawer or beneficiary shall be deemed Borrower’s agent. Borrower and each Guarantor hereby release and hold Agent and Issuing Bank harmless from and against any acts, waivers, errors, delays or omissions with respect to or relating to the Letter of Credit, except for the gross negligence or willful misconduct of Agent or Issuing Bank as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.1(e) shall survive the payment of Obligations and the termination of this Agreement.

2.2 The Term Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower and the Guarantors contained herein, each Lender severally and not jointly agrees to lend to Borrower on the date of any Term Loan Conversion its Pro Rata Share of such Term Loan, in an amount not to exceed, in the aggregate for all Term Loans, such Lender’s Commitment. Each Term Loan shall be disbursed as a Base Rate Loan. Amounts borrowed as a Term Loan which are repaid or prepaid may not be reborrowed.

2.3 Mandatory Payments.

(a) The entire principal balance of the Term Loans shall be due and payable on the Maturity Date.

(b) If at any time while the Letter of Credit is outstanding, the Borrower, any Guarantor or any of their respective Subsidiaries receives cash proceeds of (x) any sale and issuance of Equity Interests pursuant to Section 9.7(b)(iii) or (iv) of this Agreement, or (y) Indebtedness, other than Indebtedness specified in Section 9.9 (regardless of whether Section 9.9 would apply at the time), which is permitted to be incurred under the First Lien Loan Agreement, then the Borrower shall request the reduction of the Letter of Credit in an amount equal to the cash proceeds received pursuant to clause (x) or (y) above, as applicable, and take commercially reasonable efforts to cause such reduction as promptly as possible, in any case, pursuant to and in accordance with the terms Section 4 of Amendment No. 4 to the First Lien Loan Agreement (it being understood and agreed that any such reduction is subject to the terms of Amendment No. 4 to the First Lien Loan Agreement and the failure of the Borrower to cause the reduction of the Letter of Credit due to the failure of the Borrower to meet the terms of Amendment No. 4 to the First Lien Loan Agreement shall not constitute an Event of Default hereunder). Together with any reduction of the Letter of Credit under this Section 2.3(b), Borrower shall pay the applicable Early Termination Fee in accordance with Section 13.1(c).

(c) Following any Term Loan Conversion, except as Agent may otherwise agree in writing, all of the proceeds of any sale and issuance of Equity Interests pursuant to Section 9.7(b)(iii) or (iv) of this Agreement shall, within ten (10) Business Days after receipt by Borrower, any Guarantor or any of their respective Subsidiaries, be delivered to Agent. Together with each payment under this Section 2.3(c), Borrower shall pay the aggregate amount of any Funding Losses suffered by any Lender and the applicable Early Termination Fee in accordance with Section 13.1(c).

2.4 Optional Prepayments.

(a) Borrower may at any time upon at least three (3) Business Days’ (in the case of LIBOR Rate Loans) or one (1) Business Day’s (in the case of Base Rate Loans or with respect to a reduction in the face amount of the Letter of Credit), in each case or such shorter period as is acceptable to Agent, prior written notice by Borrower to Agent, prepay the Term Loan in whole or in part or terminate the Letter of Credit or reduce the face amount thereof in an amount greater than or equal to $1,000,000.

(b) The notice of any prepayment or termination or reduction in the face amount of the Letter of Credit shall not thereafter be revocable by Borrower. Agent will promptly notify each Lender thereof and, in the case of a prepayment, of such Lender’s Pro Rata Share of such prepayment. The payment amount specified in such notice shall be due and payable on the date specified therein. Together with each prepayment under this Section 2.4, Borrower shall pay the aggregate amount of any Funding Losses suffered by any Lender and the applicable Early Termination Fee in accordance with Section 13.1(c).

2.5 Application of Payments. All payments received by Agent pursuant to Sections 2.3 and 2.4 shall be applied to the Obligations in accordance with Section 6.4.

SECTION 3. INTEREST AND FEES

3.1 Interest. After any Term Loan Conversion:

(a) Borrower shall pay to Agent, for the ratable benefit of Lenders, interest on the outstanding principal amount of the Term Loans at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.

(b) Borrower may from time to time request that Base Rate Loans be converted to LIBOR Rate Loans or that LIBOR Rate Loans be converted to Base Rate Loans or continued as LIBOR Rate Loans. Any request from Borrower shall specify the amount of the Base Rate Loans to be converted to LIBOR Rate Loans or the amount of the LIBOR Rate Loans to be converted to Base Rate Loans or continued as LIBOR Rate Loans and, in the case of a conversion to or continuation as a LIBOR Rate Loan, shall specify the Interest Period applicable thereto (provided, that there shall be no more than three (3) Interest Periods in effect at any time). Such request shall be effective three (3) Business Days after receipt by Agent of such a request. Any LIBOR Rate Loans shall, at Agent’s option, upon notice by Agent to Borrower, be subsequently converted to Base Rate Loans upon the occurrence of an Event of Default. In connection with any conversion pursuant to this Section 3.1(b), Borrower shall pay to Agent, for the account of any affected Lenders, the Funding Losses, if any, suffered by such Lenders.

(c) Interest shall be payable by Borrower to Agent, for the account of Agent and the Lenders as applicable, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. In no event shall charges constituting interest payable by Borrower to Agent and the Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

3.2 Fees.

(a) Agent’s Fees. Borrower shall pay to Agent, for Agent’s own account, an annual administrative fee in the amounts and at the times set forth in a letter agreement between Borrower and Agent dated of even date herewith (as amended from time to time, the “Fee Letter”).

(b) Closing Fee. Borrower shall pay to Agent, for the ratable benefit of the Lenders, a closing fee in the amounts and at the times set forth in the Fee Letter.

(c) Fronting Fee. Borrower shall pay to Agent, for each calendar quarter during which the Letter of Credit remains outstanding, a fee (the “Fronting Fee”) in an amount equal to the product of the average daily undrawn face amount of the Letter of Credit multiplied by a per annum rate equal to 0.75%. The Fronting Fee shall be paid to Agent for the benefit of Issuing Bank in arrears, on the last day of each calendar quarter (commencing with the calendar quarter ending September 30, 2011) and on the date when the Letter of Credit has been terminated.

(d) Letter of Credit Fee. Borrower shall pay to Agent, for each calendar quarter during which the Letter of Credit remains outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the product of the average daily undrawn face amount of the Letter of Credit multiplied by a per annum rate equal to 10.0%; provided however, at Agent’s or the Required Lenders’ option, while an Event of Default exists (or automatically while an Event of Default under Section 10.1(f), (g) or (h) exists), such rate shall be increased by 2.0% per annum. Such fee shall be paid to Agent for the ratable benefit of the Lenders in arrears, on the last day of each calendar quarter (commencing with the calendar quarter ending September 30, 2011) and on the date when the Letter of Credit has been terminated.

(e) Letter of Credit Expenses. Borrower shall pay to Agent, for the benefit of Issuing Bank, on demand, Issuing Bank’s customary fees at then prevailing rates, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of Issuing Bank in respect of the issuance, any amendment, transfer and payment of the Letter of Credit.

3.3 Changes in Laws and Increased Costs. If after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to any Lender or any banking or financial institution from whom any Lender borrows funds or obtains credit (a “Funding Bank”), or (ii) a Funding Bank or any Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank, any Lender or Issuing Bank determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank, any Lender or Issuing Bank complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any Lender’s or Issuing Bank’s capital as a consequence of its obligations hereunder to a level below that which such Lender or Issuing Bank could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or Lender’s or Issuing Bank’s policies with respect to capital adequacy) by an amount deemed by such Lender or Issuing Bank to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to any Lender or Issuing Bank of funding or maintaining the Loans, the Letter of Credit or its Commitment, then Borrower and Guarantors shall from time to time upon demand by Agent pay to Agent additional amounts sufficient to indemnify such Lender or Issuing Bank, as the case may be, against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified). A certificate as to the amount of such increased cost shall be submitted to Borrower by Agent or the applicable Lender and shall be conclusive, absent manifest error.

(b) Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Agent or any Lender to make or maintain LIBOR Rate Loans as contemplated by this Agreement, (i) Agent or such Lender shall promptly give written notice of such circumstances to Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), and (ii) the commitment of such Lender hereunder to make LIBOR Rate Loans, continue LIBOR Rate Loans as such and convert Base Rate Loans to LIBOR Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain LIBOR Rate Loans, such Lender shall then have a commitment only to make a Base Rate Loan when a LIBOR Rate Loan is requested.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions Precedent. The obligation of Issuing Bank to issue the Letter of Credit hereunder is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the issuance of the Letter of Credit of each of the following conditions precedent:

(a) all requisite corporate or limited liability company action and proceedings (as applicable) in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate or limited liability company action and proceedings (as applicable) which Agent may have requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate or limited liability company officers (as applicable) or Governmental Authority (and including a copy of the certificate of incorporation, articles of association, certificate of formation, limited liability agreement, limited partnership agreement or other organizational documents of Borrower and each Guarantor certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate, limited liability company or partnership name of Borrower or each Guarantor as is set forth herein and such document as shall set forth the organizational identification number of Borrower or each Guarantor, if one is issued in its jurisdiction of incorporation or formation, as applicable);

(b) Agent shall have received, in form and substance satisfactory to Agent, the balance sheet of Borrower as of the period ended June 30, 2011;

(c) Agent shall have received, in form and substance reasonably satisfactory to Agent, all consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements;

(d) Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, that Agent has a valid perfected second priority security interest (subject, as to priority, only to the security interest of the First Lien Agent under the First Lien Financing Documents) in all of the Collateral;

(e) Agent shall have received and reviewed lien and judgment search results for the jurisdiction of organization of Borrower and each Guarantor, the jurisdiction of the chief executive office of Borrower and each Guarantor and all jurisdictions in which assets of Borrower and Guarantors are located, which search results shall be in form and substance reasonably satisfactory to Agent;

(f) Agent shall be satisfied that originals of the stock certificates representing all of the issued and outstanding Equity Interests of each Guarantor, and owned by Borrower or any Guarantor, in each case together with stock or limited liability company powers (as applicable) duly executed in blank with respect thereto, have been delivered to the First Lien Agent, to hold as bailee for Agent pursuant to, and in accordance with the terms of, the Intercreditor Agreement;

(g) Agent shall have received, in form and substance reasonably satisfactory to Agent, such opinion letters of counsel to Borrower and Guarantors with respect to the Financing Agreements and such other matters as Agent may request;

(h) Agent shall have received (i) an executed copy of the Pegasus Guaranty, duly authorized, executed and delivered by the parties thereto, (ii) Control Agreements (as defined in the Pegasus Guaranty), duly authorized, executed and delivered by the parties thereto and (iii) an opinion letter of counsel, in form and substance reasonably satisfactory to Agent, with respect to the Pegasus Guaranty;

(i) Agent shall have received an executed copy of the First Lien Financing Documents, including Amendment No. 4 to the First Lien Loan Agreement, duly authorized, executed and delivered by the parties thereto, which First Lien Financing Documents shall be in full force and effect, and no Default or Event of Default shall have occurred and be continuing thereunder;

(j) Agent shall have received, in form and substance satisfactory to Agent, a closing certificate, dated as of the date hereof, from the chief financial offer of Borrower confirming those matters set forth therein (the “Closing Officer’s Certificate”);

(k) Agent and Issuing Bank shall have received an executed copy of the Letter of Credit Application, duly executed, authorized and delivered by Borrower;

(l) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Agent, in form and substance reasonably satisfactory to Agent;

(m) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct after giving effect to the issuance of the Letter of Credit, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

(n) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the issuance of the Letter of Credit or the making of the Term Loans, or (B) the consummation of the transactions contemplated pursuant to the terms hereof, the other Financing Agreements or the Pegasus Guaranty or (i) has or could reasonably be expected to have a Material Adverse Effect; and

(o) no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the issuance of the Letter of Credit and after giving effect thereto.

SECTION 5. GRANT AND PERFECTION OF SECURITY INTEREST

5.1 Grant of Security Interest. To secure payment and performance of all Obligations, Borrower and each Guarantor hereby grants to Agent, for itself and the benefit of Secured Parties, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for itself and the benefit of Secured Parties, as security, all personal and real property and fixtures, and interests in property and fixtures, of Borrower and each Guarantor, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Lender, collectively, the “Collateral”), including all of Borrower’s and each Guarantor’s right, title and interest in and to the following:

(a) all Accounts;

(b) all general intangibles, including, without limitation, all Intellectual Property;

(c) all goods, including, without limitation, Inventory and Equipment;

(d) all Real Property and fixtures;

(e) all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(f) all instruments (other than Borrower’s and any Guarantor’s instruments arising from the sale, lease or other disposition of Equipment, Real Property or any interest therein), including, without limitation, all promissory notes;

(g) all documents;

(h) all deposit accounts;

(i) all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(j) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(k) all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of Borrower or any Guarantor now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of Borrower or any Guarantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(l) all commercial tort claims (other than Borrower’s and Guarantor’s commercial tort claims arising with respect to Equipment, Real Property or any interest therein), including, without limitation, those identified in the Information Certificate;

(m) to the extent not otherwise described above, all Receivables;

(n) all Records; and

(o) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

Notwithstanding anything to the contrary contained in Section 5.1 above, the types or items of Collateral described in such Section shall not include the Excluded Property.

5.2 Perfection of Security Interests.

(a) Borrower and each Guarantor irrevocably and unconditionally authorizes Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and Borrower or such Guarantor as debtor, as Agent may require, and including any other information with respect to Borrower or such Guarantor or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Borrower and each Guarantor hereby ratifies and approves all financing statements naming Agent or its designee as secured party and Borrower or such Guarantor, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any). Borrower and each Guarantor hereby authorizes Agent to adopt on behalf of Borrower and such Guarantor any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Agent or its designee as the secured party and Borrower or any Guarantor as debtor includes assets and properties of Borrower or such Guarantor that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by Borrower or such Guarantor to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. In the event of the foregoing, upon the request of Borrower, Agent shall amend the financing statement to delete any assets and properties that do not constitute Collateral. In no event shall Borrower or any Guarantor at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and Borrower or such Guarantor as debtor.

(b) Neither Borrower nor any Guarantor has any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in the Information Certificate. In the event that Borrower or any Guarantor shall be entitled to or shall receive any chattel paper or instrument after the date hereof, Borrower and Guarantors shall promptly notify Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of Borrower or any Guarantor (including by any agent or representative), Borrower or such Guarantor shall deliver, or cause to be delivered to the Applicable Agent, all tangible chattel paper and instruments that Borrower or such Guarantor has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as the Applicable Agent may from time to time specify, in each case except as the Applicable Agent may otherwise agree. At the Applicable Agent’s option, Borrower and each Guarantor shall, or the Applicable Agent may at any time on behalf of Borrower or any Guarantor, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to the Applicable Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Wells Fargo Bank, National Association and Ares Capital Corporation and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”

(c) In the event that Borrower or any Guarantor shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), Borrower or such Guarantor shall promptly notify Agent thereof in writing. Promptly upon the Applicable Agent’s request if an Event of Default has occurred and is continuing, Borrower or such Guarantor shall take, or cause to be taken, such actions as the Applicable Agent may request to give the Applicable Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d) Neither Borrower nor any Guarantor has any deposit accounts as of the date hereof, except as set forth in the Information Certificate. Borrower and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of Borrower or any Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom Borrower or such Guarantor is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be acceptable to Agent, and (iii) on or before the opening of such deposit account, Borrower or such Guarantor shall as Agent may specify either (A) deliver to Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by Borrower or such Guarantor and the bank at which such deposit account is opened and maintained or (B) arrange for Agent to become the customer of the bank with respect to the deposit account on terms and conditions acceptable to Agent. The terms of this subsection (d) shall not apply to any Excluded Accounts.

(e) Neither Borrower nor any Guarantor owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or has any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.

(i) In the event that Borrower or any Guarantor shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, Borrower or such Guarantor shall promptly endorse, assign and deliver the same to the Applicable Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Applicable Agent may from time to time specify. If any securities, now or hereafter acquired by Borrower or any Guarantor are uncertificated and are issued to Borrower or such Guarantor or its nominee directly by the issuer thereof, Borrower or such Guarantor shall immediately notify Agent thereof and shall cause the issuer to agree to comply with instructions from the Applicable Agent as to such securities, without further consent of Borrower or any Guarantor or such nominee.

(ii) Borrower and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Agent shall have received not less than five (5) Business Days prior written notice of the intention of Borrower or such Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom Borrower or such Guarantor is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, Borrower or such Guarantor shall (1) execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by Borrower or such Guarantor and such securities intermediary or commodity intermediary or (2) at Agent’s election if an Event of Default has occurred and is continuing, arrange for Agent to become the entitlement holder with respect to such investment property on terms and conditions reasonably acceptable to Agent.

(f) Borrower and Guarantors are not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificate. In the event that Borrower or any Guarantor shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, Borrower or such Guarantor shall promptly notify Agent thereof in writing. Borrower or such Guarantor shall promptly (i) deliver, or cause to be delivered to the Applicable Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance reasonably satisfactory to the Applicable Agent, consenting to the assignment of the proceeds of the letter of credit to the Applicable Agent by Borrower or such Guarantor and agreeing to make all payments thereon directly to the Applicable Agent or as the Applicable Agent may otherwise direct or (ii) at the Applicable Agent’s election if an Event of Default has occurred and is continuing, cause Agent to become, at Borrower’ expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).

(g) Borrower and Guarantors do not have any commercial tort claims as of the date hereof, except as set forth in the Information Certificate. In the event that Borrower or any Guarantor shall at any time after the date hereof have any commercial tort claims that would constitute Collateral in excess of $100,000, Borrower or such Guarantor shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by Borrower or such Guarantor to Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by Borrower or such Guarantor to Agent shall be deemed to constitute such grant to Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Agent provided in Section 5.2(a) hereof or otherwise arising by the execution by Borrower or such Guarantor of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and Borrower or such Guarantor as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, Borrower and each Guarantor shall promptly upon Agent’s request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may require in connection with such commercial tort claim.

(h) Borrower and Guarantors do not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificate and except for goods located in the United States in transit to a location of a Borrower or a Guarantor permitted herein in the ordinary course of business of Borrower or such Guarantor in the possession of the carrier transporting such goods. In the event that any goods, documents of title or other Collateral are at any time after the date hereof in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, Borrower and Guarantors shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, Borrower and Guarantors shall deliver to Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and the Borrower or Guarantor that is the owner of such Collateral.

(i) Borrower and Guarantors shall take any other actions reasonably requested by Agent from time to time to cause the attachment, perfection and second priority (subject, as to priority, only to the security interest of the First Lien Agent under the First Lien Financing Documents) of, and the ability of Agent to enforce, the security interest of Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that Borrower’s or any Guarantor’s signature thereon is required therefor, (ii) causing Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

5.3 Access to Premises. From time to time as requested by Agent, at the cost and expense of Borrower, (a) Agent or its designee shall have complete access to all of Borrower’s and each Guarantor’s premises during normal business hours and after notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower’s and each Guarantor’s books and records, including the Records, and (b) Borrower and each Guarantor shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may request, and Agent or any Lender or Agent’s designee may use during normal business hours such of Borrower’s and any Guarantor’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral.

SECTION 6. COLLECTION AND ADMINISTRATION

6.1 [Reserved].

6.2 [Reserved].

6.3 Loan Accounts.

(a) Agent, on behalf of Issuing Bank and the Lenders, shall record on its books and records the Letter of Credit and the outstanding Term Loans, the interest rate applicable thereto, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Agent shall deliver to Borrower on a monthly basis a loan statement setting forth such record for the immediately preceding calendar month. Such record shall, absent manifest error, be conclusive evidence of the amount of the Term Loans and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Term Loans or other Obligations or provide the basis for any claim against Agent.

(b) Agent, acting as a non-fiduciary agent of Borrower, in each case, solely for tax purposes and solely with respect to the actions described in this Section 6.3(b) and Section 6.5, shall establish and maintain at its address referred to in Section 13.3 (or at such other address as Agent may notify Borrower) (i) a record of ownership (the “Register”) in which (1) Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Agent, Issuing Bank in the Letter of Credit and each Lender in the outstanding Term Loans, each of their obligations under this Agreement to participate in the Term Loans and any assignment of any such interest, obligation or right and (ii) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of Issuing Bank and the Lenders, (2) the Commitment of each Lender, (3) each Lender’s Pro Rata Share of the outstanding Term Loans and, for LIBOR Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid with respect to the Term Loans and (5) any other payment received by Agent from Borrower and its application to the Obligations.

(c) Notwithstanding anything to the contrary contained in this Agreement, each Lender’s Pro Rata Share of the Term Loans are registered obligations, the right, title and interest of the Lenders and their assignees in and to the Term Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 6.3 and Section 13.7 shall be construed so that the Term Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) Borrower, the Guarantors, Agent, Issuing Bank and the Lenders shall treat each person whose name is recorded in any Register as Issuing Bank or a Lender, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to Issuing Bank or any Lender shall be available for access by Borrower, Agent, Issuing Bank or such Lender during normal business hours and from time to time upon at least one (1) Business Day’s prior notice. Neither Issuing Bank nor any Lender, shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to Issuing Bank or such Lender unless otherwise agreed by Agent.

6.4 Payments.

(a) Subject to the other terms and conditions contained herein, Agent shall apply payments received or collected from Borrower or any Guarantor or for the account of Borrower or any Guarantor (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Agent, the Lenders and Issuing Bank from Borrower or any Guarantor; second, to pay interest due in respect of the Term Loans; third, to pay principal due in respect of the Term Loans; fourth, if the Letter of Credit is outstanding and an Event of Default has occurred and is continuing, to provide cash collateral for the Letter of Credit; and fifth, to pay or prepay any other Obligations whether or not then due, in such order and manner as Agent determines and at any time an Event of Default exists or has occurred and is continuing, to provide cash collateral for any contingent Obligations.

(b) At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower, if any, maintained by Agent. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender. Borrower and Guarantors shall be liable to pay to Agent, and do hereby indemnify and hold Agent and the Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4(b) shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This Section 6.4(b) shall survive the payment of the Obligations and the termination of this Agreement.

6.5 Taxes.

(a) Any and all payments by or on account of any of the Obligations shall be made free and clear of and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, charges, withholdings, liabilities, restrictions or conditions of any kind, excluding (i) in the case of each Lender, Issuing Bank and Agent (A) taxes measured by its net income, and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, Issuing Bank or Agent (as the case may be) is organized and (B) any United States withholding taxes payable with respect to payments under the Financing Agreements under laws (including any statute, treaty or regulation) in effect on the date hereof (or, in the case of an Eligible Transferee, the date of the Assignment and Acceptance) applicable to such Lender, Issuing Bank or Agent, as the case may be, but not excluding any United States withholding taxes payable as a result of any change in such laws occurring after the date hereof (or the date of such Assignment and Acceptance) and (ii) in the case of each Lender, taxes measured by its net income, and franchise taxes imposed on it as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, fees, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b) If any Taxes shall be required by law to be deducted from or in respect of any sum payable in respect of the Obligations to any Lender, Issuing Bank or Agent (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.5), such Lender, Issuing Bank or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower or the relevant Guarantor shall make such deductions, (iii) Borrower or the relevant Guarantor shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (iv) Borrower or the relevant Guarantor shall deliver to Agent evidence of such payment.

(c) In addition, Borrower and each Guarantor agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made hereunder or under any of the other Financing Agreements or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements (collectively, “Other Taxes”).

(d) Borrower and each Guarantor shall indemnify each Lender, Issuing Bank and Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 6.5) paid by such Lender, Issuing Bank or Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date such Lender, Issuing Bank or Agent (as the case may be) makes written demand therefor. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender, Issuing Bank (with a copy to Agent) or by Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.

(e) As soon as practicable after any payment of Taxes or Other Taxes by Borrower or any Guarantor, Borrower or such Guarantor shall furnish to Agent, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof.

(f) Without prejudice to the survival of any other agreements of Borrower or any Guarantor hereunder or under any of the other Financing Agreements, the agreements and obligations of Borrower or such Guarantor contained in this Section 6.5 shall survive the termination of this Agreement and the payment in full of the Obligations.

(g) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any of the other Financing Agreements shall deliver to Borrower (with a copy to Agent), at the time or times prescribed by applicable law or reasonably requested by Borrower or Agent (in such number of copies as is reasonably requested by the recipient), whichever of the following is applicable (but only if such Foreign Lender is legally entitled to do so): (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming exemption from, or a reduction to, withholding tax under an income tax treaty, or any successor form, (ii) duly completed copies of Internal Revenue Service Form 8-8ECI claiming exemption from withholding because the income is effectively connection with a U.S. trade or business or any successor form, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 871(h) or 881(c) of the Code, (A) a certificate of the Lender to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described and Section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN claiming exemption from withholding under the portfolio interest exemption or any successor form or (iv) any other applicable form, certificate or document prescribed by applicable law as a basis for claiming exemption from or a reduction in United States withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made. Unless Borrower and Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any of the other Financing Agreements to or for a Foreign Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, Borrower or Agent shall withhold amounts required to be withheld by applicable requirements of law from such payments at the applicable statutory rate.

(h) Any Lender claiming any additional amounts payable pursuant to this Section 6.5 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

6.6 [RESERVED].

6.7 Use of Letter of Credit. Borrower shall use (a) the Letter of Credit hereunder only to collateralize overadvances made under the First Lien Loan Agreement and (b) the Term Loans only to satisfy the Reimbursement Obligations.

6.8 [RESERVED].

6.9 Pro Rata Treatment. Except to the extent otherwise provided in this Agreement or as otherwise agreed by Lenders: (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

6.10 Sharing of Payments, Etc.

(a) Borrower and each Guarantor agree that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of Borrower or such Guarantor at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable hereunder, that is not paid when due (regardless of whether such balances are then due to Borrower or such Guarantor), in which case it shall promptly notify Borrower and Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.

(b) If any Lender (including Agent) shall obtain from Borrower or any Guarantor payment of any principal of or interest on any Loans owed to such Lender or any other amount payable under this Agreement, any of the other Financing Agreements or the Pegasus Guaranty through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by Borrower or any Guarantor to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of the Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by the Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c) Borrower and each Guarantor agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d) Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of Borrower or any Guarantor. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of the Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

6.11 [RESERVED].

6.12 Obligations Several; Independent Nature of the Lenders’ Rights. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 7. [RESERVED]

SECTION 8. REPRESENTATIONS AND WARRANTIES

Borrower and each Guarantor hereby represents and warrants to Agent, the Lenders and Issuing Bank the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a condition to providing the Letter of Credit to Borrower and the Commitments of the Lenders hereunder:

8.1 Corporate/Limited Liability Company Existence, Power and Authority. Borrower and each Guarantor is a corporation or limited liability company duly organized and in good standing under the laws of its jurisdiction of incorporation or formation (as applicable) and is duly qualified as a foreign corporation or limited liability company, as applicable, and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within Borrower’s and each Guarantor’s corporate or limited liability company powers (as applicable), (b) have been duly authorized, (c) are not in contravention of law or the terms of Borrower’s or any Guarantor’s certificate of incorporation, certificate of formation, by laws, limited liability company agreement, limited partnership agreement or other organizational documentation, or any indenture, agreement or undertaking to which Borrower or any Guarantor is a party or by which Borrower or any Guarantor or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of Borrower or any Guarantor, except under the Agreement and the other Financing Agreements. This Agreement and the other Financing Agreements to which Borrower or any Guarantor is a party constitute legal, valid and binding obligations of Borrower and such Guarantor enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

8.2 Name; State of Organization; Chief Executive Office; Collateral Locations.

(a) The exact legal name of Borrower and each Guarantor is as set forth on the signature page of this Agreement and in the Information Certificate. Neither Borrower nor any Guarantor has, during the five years prior to the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

(b) Borrower and each Guarantor is an organization of the type and organized in the jurisdiction set forth in the Information Certificate. The Information Certificate accurately sets forth the organizational identification number of Borrower and each Guarantor or accurately states that Borrower or such Guarantor has none and accurately sets forth the federal employer identification number of Borrower and each Guarantor.

(c) The chief executive office and mailing address of Borrower and each Guarantor and Borrower’s and each Guarantor’s Records concerning Accounts are located only at the address identified as such in Schedule 8.2 to the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.2 to the Information Certificate, subject to the rights of Borrower or any Guarantor to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by Borrower or a Guarantor and sets forth the owners and/or operators thereof.

8.3 Financial Statements; No Material Adverse Change. All financial statements relating to Borrower or any Guarantor which have been or may hereafter be delivered by Borrower or any Guarantor to Agent and the Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of Borrower and Guarantors as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrower and Guarantors to Agent prior to the date of this Agreement, there has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since the date of the most recent audited financial statements of Borrower or any Guarantor furnished by Borrower or any Guarantor to Agent prior to the date of this Agreement. The projections dated July 27, 2011 for the fiscal years ending 2011 through 2012 that have been delivered to Agent or any projections hereafter delivered to Agent have been prepared in light of the past operations of the businesses of Borrower and Guarantors and are based upon estimates and assumptions stated therein, all of which Borrower and Guarantors have determined to be reasonable and fair in light of the then current conditions and current facts and reflect the good faith and reasonable estimates of Borrower and Guarantors of the future financial performance of Borrower, Guarantors and their respective Subsidiaries and of the other information projected therein for the periods set forth therein.

8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Agent under this Agreement and the other Financing Agreements constitute valid and perfected second priority liens (subject, as to priority, only to the liens of the First Lien Agent under the First Lien Financing Documents) and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 to the Information Certificate and the other liens permitted under Section 9.8 hereof. Borrower and each Guarantor has good, valid and merchantable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent or the First Lien Agent and such others as are specifically listed on Schedule 8.4 to the Information Certificate or permitted under Section 9.8 hereof.

8.5 Tax Returns. Borrower and each Guarantor has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower and each Guarantor has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or such Guarantor and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

8.6 Litigation. Except as set forth on Schedule 8.6 to the Information Certificate, (a) there is no investigation by any Governmental Authority pending, or to the best of Borrower’s or any Guarantor’s knowledge, threatened against or affecting Borrower or any Guarantor, its or their assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower’s or any Guarantor’s knowledge, threatened against Borrower or any Guarantor or its or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case, which if adversely determined against Borrower or such Guarantor has or could reasonably be expected to have a Material Adverse Effect.

8.7 Compliance with Other Agreements and Applicable Laws.

(a) Borrower and Guarantors are not in default in any material respect under, or in violation in any respect of the terms of, any Material Contract (other than any specific default as may be expressly set forth in the Closing Officer’s Certificate delivered on the date hereof by the chief financial officer of Borrower to Agent). Borrower and Guarantors are in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to their respective businesses, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws, in each case where the failure to comply has or could reasonably be expected to have a Material Adverse Effect.

(b) Borrower and Guarantors have obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”). All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or to the best of Borrower’s or any Guarantor’s knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits.

8.8 Environmental Compliance.

(a) Except as set forth on Schedule 8.8 to the Information Certificate, Borrower, Guarantors and any Subsidiary of Borrower or any Guarantor have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any applicable Environmental Law or Permit, and the operations of Borrower, Guarantors and any Subsidiary of Borrower or any Guarantor complies in all material respects with all Environmental Laws and all Permits.

(b) Except as set forth on Schedule 8.8 to the Information Certificate, there has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of Borrower’s or any Guarantor’s knowledge, threatened with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower or any Guarantor and any Subsidiary of Borrower or any Guarantor or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any

Hazardous Materials or any other environmental, health or safety matter, which adversely affects or could reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth on Schedule 8.8 to the Information Certificate, Borrower, Guarantors and their Subsidiaries have no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(d) Borrower, Guarantors and their Subsidiaries have all Permits required to be obtained or filed in connection with the operations of Borrower and Guarantors under any Environmental Law and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect.

8.9 Employee Benefits.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is a prototype plan that is entitled to rely on an opinion letter issued by the Internal Revenue Service to the prototype plan sponsor regarding qualification of the form of the prototype plan, and to the best of Borrower’s or any Guarantor’s knowledge, nothing has occurred which would cause the loss of such qualification. Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending, or to the best of Borrower’s or any Guarantor’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c)(i) No ERISA Event has occurred or is reasonably expected to occur; (ii) based on the latest valuation of each Pension Plan and on the actuarial methods and assumptions employed for such valuation (determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code), the aggregate current value of accumulated benefit liabilities of such Pension Plan under Section 4001(a)(16) of ERISA does not exceed the aggregate current value of the assets of such Pension Plan; (iii) Borrower and each Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) Borrower and each Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) Borrower and each Guarantor, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

8.10 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by Borrower or any Guarantor maintained at any bank or other financial institution are set forth on Schedule 8.10 to the Information Certificate, subject to the right of Borrower and each Guarantor to establish new accounts in accordance with Section 5.2 hereof.

8.11 Intellectual Property. Borrower and each Guarantor owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, Borrower and Guarantors do not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 to the Information Certificate and have not granted any material licenses with respect thereto other than as set forth in Schedule 8.11 to the Information Certificate. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. To the best of Borrower’s and any Guarantor’s knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by Borrower or any Guarantor infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting Borrower or any Guarantor contesting its right to sell or use any such Intellectual Property. Schedule 8.11 to the Information Certificate sets forth all of the material agreements or other material arrangements of Borrower and each Guarantor pursuant to which Borrower or such Guarantor has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of Borrower or such Guarantor as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by Borrower or any Guarantor after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”).

8.12 Subsidiaries; Affiliates; Capitalization; Solvency.

(a) Neither Borrower nor any Guarantor has any direct or indirect Subsidiaries or Affiliates or is engaged in any joint venture or partnership, except as set forth in Schedule 8.12 to the Information Certificate.

(b) Borrower and each Guarantor is the record and beneficial owner of all of the issued and outstanding shares of Equity Interests of each of the Subsidiaries listed on Schedule 8.12 to the Information Certificate as being owned by Borrower or such Guarantor and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of its Equity Interests or securities convertible into or exchangeable for such shares.

(c) The issued and outstanding shares of Equity Interests or membership interests of Borrower and each Guarantor are directly and beneficially owned and held by the persons indicated in the Information Certificate, and in each case all of such shares or membership interests have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Agent prior to the date hereof.

(d) Borrower and each Guarantor is Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Agent and the other transaction contemplated hereunder.

8.13 Labor Disputes.

(a) Set forth on Schedule 8.13 to the Information Certificate is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to Borrower and each Guarantor and any union, labor organization or other bargaining agent in respect of the employees of Borrower or any Guarantor on the date hereof.

(b) There is (i) no significant unfair labor practice complaint pending against Borrower or any Guarantor or, to the best of Borrower’s or any Guarantor’s knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against Borrower or any Guarantor or, to best of Borrower’s or any Guarantor’s knowledge, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against Borrower or any Guarantor or, to the best of Borrower’s or any Guarantor’s knowledge, threatened against Borrower or any Guarantor.

8.14 Restrictions on Subsidiaries. Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of Borrower or any Guarantor permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on Borrower or any Guarantor or any of its Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between Borrower or any Guarantor and any of its or their Subsidiaries or (ii) between any Subsidiaries of Borrower or any Guarantor or (b) the ability of Borrower or any Guarantor or any of its or their Subsidiaries to incur Indebtedness or grant security interests to Agent or any Lender in the Collateral.

8.15 Material Contracts. Schedule 8.15 to the Information Certificate sets forth all Material Contracts to which Borrower or any Guarantor is a party or is bound as of the date hereof. Borrower and Guarantors have delivered true, correct and complete copies of such Material Contracts to Agent on or before the date hereof. Borrower and Guarantors are not in breach or in default in any material respect of or under any Material Contract (other than any specific default as may be expressly set forth in the Closing Officer’s Certificate delivered on the date hereof by the chief financial officer of Borrower to Agent) and have not received any notice of the intention of any other party thereto to terminate any Material Contract. With respect to any Fill Rate Contract, neither Borrower nor any Guarantor: (i) has received notification of any default or breach under any Fill Rate Contract, including, without limitation, in respect of any “fill” obligations under any Fill Rate Contract, or notification terminating or purporting to terminate any Fill Rate Contract, or (ii) has become aware of, obtained knowledge of, or received notification of any offset or taking of any credit, discount or reduction of any order or invoice price as a result of any default or breach of any “fill” obligations under any Fill Rate Contract.

8.16 Payable Practices. Neither Borrower nor any Guarantor has made any material change in the historical accounts payable practices from those in effect immediately prior to the date hereof.

8.17 OFAC. Neither Borrower, nor any Subsidiary or Affiliate of Borrower: (a) is a Sanctioned Person, (b) has more than ten (10%) percent of its assets in Sanctioned Entities, or (c) derives more than ten (10%) percent of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of the Letter of Credit will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

8.18 Accuracy and Completeness of Information. All information furnished by or on behalf of Borrower or any Guarantor in writing to Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Affect, which has not been fully and accurately disclosed to Agent in writing prior to the date hereof.

8.19 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and the Lenders on the date of each credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and the Lenders regardless of any investigation made or information possessed by Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower or any Guarantor shall now or hereafter give, or cause to be given, to Agent or any Lender.

8.20 [RESERVED].

8.21 The Customer 2 Factoring Agent Discount Documents. The Customer 2 Factoring Agent Discount Documents, the UCC-1 financing statement between Customer 2 Factoring Agent, as secured party, and Borrower, as debtor, and the Customer 2 Factoring Agent Intercreditor Agreement are the only agreements, documents or instruments entered into by Borrower or any other Obligor on or before the date hereof in connection with the transactions contemplated by the Customer 2 Factoring Agent Discount Documents. Borrower and the other Obligors shall obtain the prior written consent of the Applicable Agent if any additional document or agreement is executed or delivered by Borrower or any other Obligor with, to or in favor of Customer 2 Factoring Agent.

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS

Notwithstanding any provision of this Section 9 to the contrary:

(I)	during any No Covenant Period, Borrower, the Guarantors and their respective Subsidiaries shall not be required to comply with any provisions of this Section 9; provided, however, that if the No Covenant Period shall cease, the obligations of Borrower, the Guarantors and their respective Subsidiaries to comply with the provisions of this Section 9 shall be (x) prior to the first Term Loan Conversion, as set forth in clause (II) below or (y) after the first Term Loan Conversion, as set forth in clause (III) below.

(II)

at any time prior to the first Term Loan Conversion but when a No Covenant Period is not in effect, Borrower, the Guarantors and their respective Subsidiaries shall be required to comply with the provisions of Sections 9.6(a)-(c), 9.11 and 9.23 (the “Limited Covenants”), but not any other provisions of this Section 9; provided, however, that (x) if it is determined that a No Covenant Period is in effect, the obligations of Borrower, the Guarantors and their respective Subsidiaries to comply with the provisions of this Section 9 shall be as set forth in clause (I) above and (y) upon the occurrence of the first Term Loan Conversion, the obligations of Borrower, the Guarantors and their respective

Subsidiaries to comply with the provisions of this Section 9 shall be as set forth in clause (III) below.

(III)	at any time following the first Term Loan Conversion but when a No Covenant Period is not in effect, Borrower, the Guarantors and their respective Subsidiaries shall be required to comply with all of the provisions of this Section 9; provided, however, that if it is determined that a No Covenant Period is in effect, the obligations of Borrower, the Guarantors and their respective Subsidiaries to comply with the provisions of this Section 9 shall be as set forth in clause (I) above.

No action taken or omitted to be taken by Borrower, the Guarantors or any of their respective Subsidiaries during a No Covenant Period or, at any time prior to the first Term Loan Conversion, with respect to covenants other than the Limited Covenants, shall give rise to a Default or Event of Default under this Agreement; provided, that for purposes of calculating compliance with Section 9.9(e)(iv) at any time when compliance with Section 9.9 is required hereunder, Indebtedness will be calculated as though Section 9.9 had been in effect during the entire period after the Closing Date.

9.1 Maintenance of Existence.

(a) Borrower and each Guarantor shall at all times preserve, renew and keep in full force and effect its corporate, limited liability company or limited partnership (as applicable) existence and rights and franchises with respect thereto and maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and Permits necessary to carry on the business as presently or proposed to be conducted, except as to any Guarantor as permitted in Section 9.7 hereto.

(b) Neither Borrower nor any Guarantor shall change its name unless each of the following conditions is satisfied: (i) Agent shall have received not less than thirty (30) days’ prior written notice from Borrower of such proposed change in its corporate name, which notice shall accurately set forth the new name; and (ii) Agent shall have received a copy of the amendment to the certificate of incorporation, articles of association, certificate of formation, by laws, limited liability agreement, limited partnership agreement or other organizational documents of Borrower or such Guarantor providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or formation of Borrower or such Guarantor as soon as it is available.

(c) Neither Borrower or nor any Guarantor shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agent shall have received not less than thirty (30) days’ prior written notice from Borrower of such proposed change, which notice shall set forth such information with respect thereto as Agent may require and Agent shall have received such agreements as Agent may reasonably require in connection therewith. Neither Borrower nor any Guarantor shall change its type of organization, jurisdiction of organization or other legal structure unless Borrower has given Agent thirty (30) days (or such shorter period of time as Agent may agree to in writing) prior written notice thereof and Borrower or such Guarantor has taken (or caused to be taken) all steps required by Agent with respect thereto (including without limitation all steps required by Agent to maintain the priority and effectiveness of Agent’s lien on the Collateral); provided, that, neither Borrower nor any Guarantor shall change its jurisdiction of incorporation or organization to a jurisdiction or location from (i) the continental United States to outside of the continental United States or (ii) one country to another country.

9.2 New Collateral Locations. Borrower and each Guarantor may only open any new location within the continental United States provided Borrower or such Guarantor (a) gives Agent thirty (30) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable to protect its interests in the Collateral at such location.

9.3 Compliance with Laws, Regulations, Etc.

(a) Borrower and each Guarantor shall, and shall cause any Subsidiary to, at all times, comply in all material respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority.

(b) Borrower and Guarantors shall give written notice to Agent immediately upon Borrower’s or any Guarantor’s receipt of any notice of, or Borrower’s or any Guarantor’s otherwise obtaining knowledge of, any of the following that has or could reasonably be expected to have a Material Adverse Effect: (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by Borrower or any Guarantor or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material other than in the ordinary course of business and other than as permitted under any applicable Environmental Law. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by Borrower or such Guarantor to Agent. Borrower and each Guarantor shall take prompt action to respond to any material non-compliance with any of the Environmental Laws and shall regularly report to Agent on such response.

(c) Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is non-compliance, or any condition which requires any action by or on behalf of Borrower or any Guarantor in order to avoid any non-compliance, with any Environmental Law, Borrower shall, at Agent’s request and Borrower’s expense: (i) cause an independent environmental engineer reasonably acceptable to Agent to conduct such tests of the site where non-compliance or alleged non compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such non-compliance, or Borrower’s or such Guarantor’s response thereto or the estimated costs thereof, shall change in any material respect.

(d) Borrower and each Guarantor shall indemnify and hold harmless Agent and the Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of Borrower or any Guarantor and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

9.4 Payment of Taxes and Claims. Borrower and each Guarantor shall, and shall cause any Subsidiary to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, such Guarantor or such Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books. Borrower and each Guarantor shall be liable for any tax or penalties imposed on Agent or any Lender as a result of the financing arrangements provided for herein and Borrower and each Guarantor agrees to indemnify and hold Agent harmless with respect to the foregoing, and to repay to Agent, for the benefit of the Lenders, on demand the amount thereof, and until paid by Borrower or such Guarantor such amount shall be added and deemed part of the Obligations; provided, that, nothing contained herein shall be construed to require Borrower or any Guarantor to pay any income or franchise taxes attributable to the income of the Lenders from any amounts charged or paid hereunder to the Lenders. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement to the extent required by GAAP.

9.5 Insurance. Borrower and each Guarantor shall, and shall cause any Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer. Borrower and Guarantors shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if Borrower or any Guarantor fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrower. All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for Borrower and each Guarantor in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrower and Guarantors shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies with respect to the Collateral and Borrower and Guarantors shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance reasonably satisfactory to Agent. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent as its interests may appear (subject to the rights of the First Lien Agent) and further specify that Agent and the Lenders shall be paid regardless of any act or omission by Borrower, any Guarantor or any of its or their Affiliates (it being understood and agreed that, on or before the renewal of such insurance on October 31, 2011, Borrower and Guarantors shall use commercially reasonable efforts to deliver to Agent a replacement lender’s loss payable endorsement substantially in the form of the endorsement delivered to the First Lien Agent or in such other form satisfactory to Agent as determined in good faith and in exercise of reasonable business judgment). Without limiting any other rights of Agent or the Lenders, any insurance proceeds received by Agent at any time may be applied to payment of the Obligations, whether or not then due, in any order and in such manner as Agent may determine.

9.6 Financial Statements and Other Information.

(a) Borrower and each Guarantor shall, and shall cause any Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower, Guarantor and its Subsidiaries in accordance with GAAP. Borrower and Guarantors shall promptly furnish to Agent and the Lenders all such financial and other information as Agent shall reasonably request relating to the Collateral and the assets, business and operations of Borrower and Guarantors, and Borrower shall notify the auditors and accountants of Borrower and Guarantors that Agent is authorized to obtain such information directly from them. Without limiting the foregoing, Borrower shall furnish or cause to be furnished to Agent, the following:

(i) within forty (40) days after the end of each fiscal month, monthly unaudited consolidated financial statements and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Borrower, Guarantors and their respective Subsidiaries as of the end of and through such fiscal month, certified to be correct by the chief financial officer of Borrower, subject to normal year-end adjustments and, at any time after the first Term Loan Conversion but not during a No Covenant Period, accompanied by a compliance certificate substantially in the form of Exhibit D hereto (a “Compliance Certificate”), which Compliance Certificate shall include a schedule in form reasonably satisfactory to Agent of the calculations used in determining, as of the end of such month, whether Borrower and Guarantors were in compliance with the covenants set forth in Section 9.17 of this Agreement for such month, and

(ii) within one hundred thirty-five (135) days after the end of each fiscal year, audited consolidated financial statements and unaudited consolidating financial statements of Borrower, Guarantors and their respective Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Borrower, Guarantors and their respective Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be an independent accounting firm selected by Borrower and acceptable to Agent, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Borrower, Guarantors and their respective Subsidiaries as of the end of and for the fiscal year then ended, and

(iii) at such time as available, but in no event later than thirty (30) days prior to the end of each fiscal year (commencing with the fiscal year of Borrower ending December 31, 2011), projected consolidated and consolidating financial statements (including in each case, forecasted balance sheets and statements of income and loss, statements of cash flow, statements of shareholders’ equity and availability projections) of Borrower and Guarantors for the next fiscal year, all in reasonable detail, and in a format consistent with the projections delivered by Borrower to Agent prior to the date hereof, together with such supporting information as Agent may reasonably request. Such projected financial statements shall be prepared on a monthly basis for the next succeeding year. Such projections shall represent the reasonable best estimate by Borrower and Guarantors of the future financial performance of Borrower, Guarantors and their respective Subsidiaries for the periods set forth therein and shall have been prepared on the basis of the assumptions set forth therein which Borrower and Guarantors believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions (it being understood that actual results may differ from those set forth in such projected financial statements). Each year Borrower shall provide to Agent a semi-annual update with respect to such projections or at any time a Default or Event of Default exists or has occurred and is continuing, more frequently as Agent may require.

(b) Borrower and Guarantors shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $250,000 or which if adversely determined could reasonably be expected to result in a Material Adverse Effect, (ii) any Material Contract being terminated or amended or any new Material Contract entered into (in which event Borrower and Guarantors shall provide Agent with a copy of such Material Contract), (iii) any order, judgment or decree in excess of $250,000 shall have been entered against Borrower or any Guarantor any of its or their properties or assets, (iv) any notification of a material violation of laws or regulations received by Borrower or any Guarantor, (v) any ERISA Event, and (vi) the occurrence of any Default or Event of Default.

(c) Promptly after the sending or filing thereof, Borrower shall send to Agent copies of (i) all reports which Borrower, Guarantors or any of their Subsidiaries sends to its or their security holders generally, (ii) all reports and registration statements which Borrower, Guarantors or any of its or their Subsidiaries files with the Securities Exchange Commission, any national or foreign securities exchange or the National Association of Securities Dealers, Inc., and such other reports as Agent may hereafter specifically identify to Borrower that Agent will require be provided to Agent, (iii) all press releases and (iv) all other statements concerning material changes or developments in the business of Borrower or a Guarantor made available by Borrower or any Guarantor to the public.

(d) Borrower and Guarantors shall furnish or cause to be furnished to Agent such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower and Guarantors, as Agent may, from time to time, reasonably request. Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower and Guarantors to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant. Borrower and each Guarantor hereby irrevocably authorizes and directs all accountants or auditors to deliver to Agent, at Borrower’s expense, copies of the financial statements of Borrower and any Guarantor and any reports or management letters prepared by such accountants or auditors on behalf of Borrower or any Guarantor and to disclose to Agent and the Lenders such information as they may have regarding the business of Borrower and any Guarantor. Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of by Agent or such Lender one (1) year after the same are delivered to Agent or such Lender, except as otherwise designated by Borrower to Agent or such Lender in writing.

9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Borrower and each Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly:

(a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it; except, that, Borrower or any Guarantor may merge with and into or consolidate with Borrower or any other Guarantor (including any Guarantor that only becomes a Guarantor after giving effect to such merger or consolidation subject to the conditions set forth herein) so long as (i) no Event of Default shall have occurred and be continuing, (ii) Borrower shall give Agent at least ten (10) Business Days prior notice thereof, which notice shall set forth in detail reasonably satisfactory to Agent, the persons that are merging or consolidating, which person will be the surviving entity, the locations of the assets of the persons that are merging or consolidating, and the material agreements and documents relating to such merger or consolidation, (iii) if Borrower is a party to such merger or consolidation with a Guarantor, Borrower shall be the surviving entity, (iv) neither Borrower nor any Guarantor shall merge or consolidate with a Guarantor that exists under the laws of a country different than the country in which Borrower or such Guarantor exists and (v) prior to such merger or consolidation Borrower and Guarantors have taken (or caused to be taken) all steps required by Agent in good faith and in exercise of reasonable business judgment with respect thereto (including without limitation all steps required by Agent to maintain Agent’s liens on the Collateral granted by Borrower and Guarantors, as well as the priority and effectiveness of such liens);

(b) sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Equity Interests or Indebtedness to any other Person or any of its assets to any other Person, except for:

(i) sales of Inventory in the ordinary course of business,

(ii) the sale or other disposition of Equipment (including worn-out or obsolete Equipment or Equipment no longer used or useful in the business of Borrower or any Guarantor); provided, that, Borrower shall provide Agent with five (5) Business Days’ prior written notice of the sale or other disposition of Equipment having an aggregate fair market value in excess of, individually or cumulatively with other Equipment, $300,000,

(iii) the issuance and sale by Borrower or any Guarantor of Equity Interests of Borrower or such Guarantor after the date hereof (other than any Specified Issuance); provided, that, (A) Agent shall have received not less than five (5) Business Days’ prior written notice of such issuance and sale by Borrower or such Guarantor, which notice shall specify the parties to whom such Equity Interests are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such Equity Interests and the net cash proceeds which it is anticipated will be received by Borrower or such Guarantor from such sale, (B) except as Agent may otherwise agree in writing, Borrower or such Guarantor shall not be required to pay any cash dividends or repurchase or redeem such Equity Interests or make any other payments in respect thereof, except as otherwise permitted in Section 9.11 hereof, (C) the terms of such Equity Interests, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of Borrower with respect to the Letter of Credit or the right of Borrower and any Guarantor to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of Borrower and Guarantors with Agent and the Lenders or are more restrictive or burdensome to Borrower or any Guarantor than the terms of any Equity Interests in effect on the date hereof, (D) all of the cash proceeds of any sale and issuance of any Equity Interests that is consummated after the first Term Loan Conversion shall be applied as set forth in Section 2.3(c), and (E) as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred,

(iv) any of the Specified Issuances; provided, that, (A) Borrower shall have provided, and Agent shall have received, written notice at least thirty (30) days after any such Specified Issuance by Borrower or such Guarantor, which notice shall specify the parties to whom such Equity Interests were sold, the terms of such sale, the total amount realized from the issuance and sale of such Equity Interests and the net cash proceeds received by Borrower or such Guarantor from such sale, (B) except as Agent may otherwise agree in writing, Borrower or such Guarantor shall not be required to pay any cash dividends or repurchase or redeem such Equity Interests or make any other payments in respect thereof, except as otherwise permitted in Section 9.11 hereof, (C) the terms of such Equity Interests, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of Borrower with respect to the Letter of Credit or the right of Borrower and any Guarantor to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of Borrower and Guarantors with Agent and the Lenders or are more restrictive or burdensome to Borrower or any Guarantor than the terms of any Equity Interests in effect on the date hereof, (D) all of the cash proceeds of any sale and issuance of any Equity Interests that is consummated after the first Term Loan Conversion shall be applied as set forth in Section 2.3(c) and (E) after giving effect thereto, no Change of Control or other Event of Default shall exist or have occurred,

(v) the issuance of Equity Interests of Borrower or any Guarantor consisting of common stock pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of Borrower or such Guarantor for the benefit of its employees, directors and consultants; provided, that, in no event shall Borrower or such Guarantor be required to issue, or shall Borrower or such Guarantor issue, Equity Interests pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Event of Default, and

(vi) sales of Customer 2 Accounts only by Borrower to Customer 2 Factoring Agent in accordance with the terms and conditions of the Customer 2 Factoring Agent Discount Documents (as in effect on the date hereof); and

(c) wind up, liquidate or dissolve; except, that, any Guarantor may wind up, liquidate and dissolve; provided, that, each of the following conditions is satisfied, (i) the winding up, liquidation and dissolution of such Guarantor shall not violate any law or any order or decree of any court or other Governmental Authority in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or any other agreement or instrument to which Borrower or any Guarantor is a party or may be bound, (ii) such winding up, liquidation or dissolution shall be done in accordance with the requirements of all applicable laws and regulations, (iii) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Guarantor shall be duly and validly transferred and assigned to Borrower or another Guarantor, free and clear of any liens, restrictions or encumbrances other than the security interest and liens of Agent and the First Lien Agent (and Agent shall have received such evidence thereof as Agent may require) and Agent shall have received such deeds, assignments or other agreements as Agent may request to evidence and confirm the transfer of such assets of such Guarantor to Borrower, (iv) Agent shall have received all documents and agreements that Borrower or any Guarantor has filed with any Governmental Authority or as are otherwise required to effectuate such winding up, liquidation or dissolution, (v) neither Borrower nor any Guarantor shall assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities of the entity that is winding up, liquidating or dissolving, unless such Indebtedness is otherwise expressly permitted hereunder, (vi) Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Guarantor to wind up, liquidate or dissolve, and (vii) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Default or Event of Default shall exist or have occurred; or

(d) agree to do any of the foregoing.

9.8 Encumbrances. Borrower and each Guarantor shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or lien with respect to any such assets or properties, except:

(a) the security interests and liens of Agent for itself and the benefit of Secured Parties;

(b) liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, such Guarantor or such Subsidiary, as the case may be and with respect to which adequate reserves have been set aside on its books;

(c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower’s, such Guarantor’s or such Subsidiary’s business to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, such Guarantor or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of Borrower, such Guarantor or such Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

(e) purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property to secure Indebtedness permitted under Section 9.9(b) hereof;

(f) pledges and deposits of cash by Borrower or any Guarantor after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with the current practices of Borrower or such Guarantor as of the date hereof;

(g) pledges and deposits of cash by Borrower or any Guarantor after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of Borrower or such Guarantor as of the date hereof; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance reasonably satisfactory to Agent;

(h) liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by Borrower or any Guarantor located on the premises of Borrower or such Guarantor (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of Borrower or such Guarantor and the precautionary UCC financing statement filings in respect thereof;

(i) judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default; provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such liens is in effect and (iv) Agent may establish a Reserve with respect thereto;

(j) the security interests and liens in the Customer 2 Accounts in favor of Customer 2 Factoring Agent pursuant to the sales of Customer 2 Accounts under the Customer 2 Factoring Agent Discount Documents to the extent provided in, and in accordance with the terms and conditions of, Section 9.7(b)(vi) hereof;

(k) the security interests and liens set forth on Schedule 8.4 to the Information Certificate; and

(l) the security interests and liens of the First Lien Agent under the First Lien Financing Documents.

9.9 Indebtedness. Borrower and each Guarantor shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:

(a) the Obligations;

(b) purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property so long as such security interests and mortgages do not apply to any property of Borrower, such Guarantor or such Subsidiary other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;

(c) guarantees by Borrower or any Guarantor of the Obligations of the Borrower or any Guarantor in favor of Agent for the benefit of the Lenders and the other Secured Parties;

(d) the Indebtedness of Borrower or any Guarantor to Borrower or any Guarantor arising after the date hereof pursuant to loans by Borrower or any Guarantor permitted under Section 9.10(g) hereof;

(e) unsecured Indebtedness of Borrower or any Guarantor arising after the date hereof to any third person (but not to Borrower or any other Guarantor); provided, that, each of the following conditions is satisfied as determined by Agent: (i) such Indebtedness shall be on terms and conditions acceptable to Agent and shall be subject and subordinate in right of payment to the right of Agent and the Lenders to receive the prior indefeasible payment and satisfaction in full payment of all of the Obligations pursuant to its terms or, if requested by Agent in its discretion, pursuant to the terms of an intercreditor agreement between Agent and such third party, in form and substance reasonably satisfactory to Agent, (ii) Agent shall have received not less than ten (10) days prior written notice of the intention of Borrower or such Guarantor to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Agent may request with respect thereto, (iii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, (iv) in no event shall the aggregate principal amount of such Indebtedness incurred during the term of this Agreement exceed $550,000, (v) Borrower and such Guarantor shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto; except, that, Borrower or such Guarantor may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, and (vi) Borrower and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by Borrower or any Guarantor or on its behalf promptly after the receipt thereof, or sent by Borrower or any Guarantor or on its behalf concurrently with the sending thereof, as the case may be; and

(f) the Indebtedness set forth on Schedule 9.9 to the Information Certificate; provided, that, (i) Borrower and Guarantors may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, (ii) Borrower and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof; except, that, Borrower and Guarantors may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrower and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by Borrower or any Guarantor or on its behalf, promptly after the receipt thereof, or sent by Borrower or any Guarantor or on its behalf, concurrently with the sending thereof, as the case may be; and

(g) the LSGC Holdings II Indebtedness, subject to the terms of the LSGC Holdings II Subordination Agreement; and

(h) the First Lien Obligations.

9.10 Loans, Investments, Etc. Borrower and each Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Equity Interests or Indebtedness or all or a substantial part of the assets or property of any person (other than Borrower or any Guarantor as expressly permitted under Section 9.11(a) hereof), or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:

(a) the endorsement of instruments for collection or deposit in the ordinary course of business;

(b) investments in cash or Cash Equivalents; provided, that the terms and conditions of Section 5.2 hereof shall have been satisfied with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held;

(c) the existing equity investments of Borrower and each Guarantor as of the date hereof in its Subsidiaries; provided, that, neither Borrower nor any Guarantor shall have any further obligations or liabilities to make any capital contributions or other additional investments or other payments to or in or for the benefit of any of such Subsidiaries;

(d) loans and advances by Borrower or any Guarantor to employees of Borrower or such Guarantor not to exceed the principal amount of $275,000 in the aggregate at any time outstanding for: (i) reasonable and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for Borrower or such Guarantor and (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees);

(e) stock or obligations issued to Borrower or any Guarantor by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to Borrower or such Guarantor in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to the Applicable Agent, upon Agent’s request, together with such stock power, assignment or endorsement by Borrower or such Guarantor as Agent may request;

(f) obligations of account debtors to Borrower or any Guarantor arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to Borrower or such Guarantor; provided, that, promptly upon the receipt of the original of any such promissory note by Borrower or such Guarantor, such promissory note shall be endorsed to the order of the Applicable Agent by Borrower or such Guarantor and promptly delivered to the Applicable Agent as so endorsed;

(g) loans by Borrower or a Guarantor to Borrower or another Guarantor after the date hereof; provided, that:

(i) as to all of such loans, (A) within thirty (30) days after the end of each fiscal month, Borrower shall provide to Agent a report in form and substance reasonably satisfactory to Agent of the outstanding amount of such loans as of the last day of the immediately preceding month and indicating any loans made and payments received during the immediately preceding month, (B) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is promptly delivered to the Applicable Agent upon its request to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as the Applicable Agent may require, (C) as of the date of any such loan and after giving effect thereto, Borrower or Guarantor making such loan shall be Solvent, and (D) as of the date of any such loan and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

(ii) as to loans by a Guarantor to Borrower, (A) the Indebtedness arising pursuant to such loan shall be subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to Agent, (B) promptly upon Agent’s request, Agent shall have received a subordination agreement, in form and substance reasonably satisfactory to Agent, providing for the terms of the subordination in right of payment of such Indebtedness of such Borrower to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Guarantor and Borrower, and (C) Borrower shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness prior to the end of the then current term of this Agreement, and

(iii) as to loans by Borrower to a Guarantor, as of the date of any such loan and after giving effect thereto, (A) with respect to any such loans, Excess Availability (as defined in the First Lien Loan Agreement) shall not be less than $7,500,000, and (B) the aggregate principal amount of all loans by Borrower to any Guarantor shall not exceed, at any one time outstanding, $110,000, and to all Guarantors shall not exceed, at any one time outstanding, $220,000;

(h) the application of the Accrual Credits issued in accordance with the SPEARA as payment for any portion of the exercise price of any outstanding Series D Warrant; and

(i) the loans and advances set forth on Schedule 9.10 to the Information Certificate; provided, that, as to such loans and advances, Borrower and Guarantors shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto and Borrower and Guarantors shall furnish to Agent all notices or demands in connection with such loans and advances either received by Borrower or any Guarantor or on its behalf, promptly after the receipt thereof, or sent by Borrower or any Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

9.11 Dividends and Redemptions. Borrower and each Guarantor shall not, directly or indirectly, declare or pay any dividends on account of any shares of any class of Equity Interests of Borrower or such Guarantor now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Equity Interests (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing; except, that:

(a) Borrower or any Guarantor may declare and pay such dividends or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Equity Interests for consideration in the form of shares of common stock (so long as, in each case under this Section 9.11(a), after giving effect thereto no Change of Control or other Default or Event of Default shall exist or occur);

(b) Borrower and Guarantors may pay dividends to the extent permitted in Section 9.12 below;

(c) any Subsidiary of Borrower or a Guarantor may pay dividends to Borrower; and

(d) Borrower and Guarantors may repurchase Equity Interests consisting of common stock held by employees pursuant to any employee stock ownership plan thereof upon the termination, retirement or death of any such employee in accordance with the provisions of such plan; provided, that, as to any such repurchase, each of the following conditions is satisfied: (i) as of the date of the payment for such repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor, (iii) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which Borrower or such Guarantor is a party or by which Borrower or such Guarantor or its or their property are bound, and (iv) the aggregate amount of all payments for such repurchases in any calendar year shall not exceed $275,000.

9.12 Transactions with Affiliates. Borrower and each Guarantor shall not, directly or indirectly:

(a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliate of Borrower or such Guarantor, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s or such Guarantor’s business (as the case may be) and upon fair and reasonable terms no less favorable to Borrower or such Guarantor than Borrower or such Guarantor would obtain in a comparable arm’s length transaction with an unaffiliated person; or

(b) make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of Borrower or such Guarantor, except (i) reasonable compensation to officers, employees and directors for services rendered to Borrower or such Guarantor in the ordinary course of business; (ii) regularly scheduled payments by Borrower and Guarantors to Sponsor of the quarterly “Services Fees” (as defined in the Sponsor Management Agreement as in effect on the date hereof); provided, that, as of the date of any payment of such management fee, and after giving effect thereto, no Default or Event of Default shall exist or have occurred; (iii) advances or payments to or for the benefit of Lighting Science Mexico in the ordinary course of business for general operating, working capital and other proper corporate or limited liability company purposes (as applicable) of Lighting Science Mexico in an aggregate amount not to exceed $825,000 during any fiscal month of Borrower and Guarantors (or such other amount agreed to by Agent in good faith and in exercise of reasonable business judgment) during any fiscal month of Borrower and Guarantors; (iv) advances or payments to or for the benefit of any Subsidiaries of Borrower (other than Lighting Science Mexico and any Subsidiary of Borrower that is a Guarantor) in the ordinary course of business for general operating, working capital and other proper corporate or limited liability company purposes (as applicable) of such Subsidiaries in an aggregate amount not to exceed (A) with respect to the fiscal year ending 2011, $275,000 during any fiscal month of Borrower and Guarantors, and (B) with respect to the fiscal year ending 2012 and for each fiscal year thereafter, $275,000 (or such other amount agreed to by Agent in good faith and in exercise of reasonable business judgment) during any fiscal month of Borrower and Guarantors; (v) so long as Borrower or a Guarantor is treated as a flow-through entity for tax purposes, Borrower or such Guarantor may distribute to its parent, to the extent actually payable by such parent to the applicable taxing authority, with respect to each taxable year an aggregate amount equal to the product of (A) the maximum combined federal and state income tax rate applicable to corporations doing business in the state to which such parent allocates at least ten (10%) percent of its taxable income and which has the highest such rate (or the state in which such parent allocates more income than any other state, if it doesn’t allocate at least ten (10%) percent of its taxable income to any state) multiplied by (B) the excess of the taxable income of such parent for such taxable year over the taxable losses of such parent for all prior taxable years that have not previously been used to reduce taxable income pursuant to this clause (b)(iii); or (vi) the LSGC Holdings II Indebtedness as permitted under Section 9.9(g) hereof.

9.13 Compliance with ERISA. Borrower and each Guarantor shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any Pension Plan so as to incur any material liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any Plan or any trust created thereunder which would subject Borrower, such Guarantor or such ERISA Affiliate to a material tax or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Pension Plan; (g) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; or (h) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation.

9.14 End of Fiscal Years; Fiscal Quarters. Borrower and each Guarantor shall, for financial reporting purposes, cause its, and each of its Subsidiaries’ (a) fiscal years to end on December 31 of each year and (b) fiscal quarters to end on March 31, June 30, September 30, and December 31 of each year.

9.15 Change in Business. Borrower and each Guarantor shall not engage in any business other than the business of Borrower or such Guarantor on the date hereof and any business reasonably related, ancillary or complimentary to the business in which Borrower or such Guarantor is engaged on the date hereof.

9.16 Limitation of Restrictions Affecting Subsidiaries. Borrower and each Guarantor shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of Borrower or such Guarantor to (a) pay dividends or make other distributions or pay any Indebtedness owed to Borrower or such Guarantor or any Subsidiary of Borrower or such Guarantor; (b) make loans or advances to Borrower or such Guarantor or any Subsidiary of Borrower or such Guarantor, (c) transfer any of its properties or assets to Borrower or such Guarantor or any Subsidiary of Borrower or such Guarantor; or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) the First Lien Financing Agreement, (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Borrower or such Guarantor or any Subsidiary of Borrower or such Guarantor, (v) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of Borrower or such Guarantor or any Subsidiary of Borrower or such Guarantor, (vi) any agreement relating to permitted Indebtedness incurred by a Subsidiary of Borrower or such Guarantor prior to the date on which such Subsidiary was acquired by Borrower or such Guarantor and outstanding on such acquisition date, and (vii) the extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Agent and the Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

9.17 Financial Covenants.

(a) Minimum EBITDA. As of the end of each month commencing with the month immediately preceding the month in which such Financial Covenant Trigger Event (as defined in the First Lien Loan Agreement) occurs, Borrower shall maintain, on a consolidated basis, EBITDA in an amount per month equal to amount set forth on Schedule 9.17(a) hereto for the applicable period set forth opposite thereto.

(b) [RESERVED].

(c) Equity Cure Rights. Notwithstanding anything to the contrary contained in Section 9.17(a) above, in the event that Borrower, after the occurrence and during the continuance of such Financial Covenant Trigger Event, fails to comply with Section 9.17(a) for any applicable period set forth therein (each such period, a “Testing Period”), so long as (i) not later than the earlier to occur of (A) five (5) Business Days after Agent has received the Compliance Certificate for the applicable Testing Period (the “Non-compliant Testing Period”) or (B) the fifth (5th) Business Day of the second (2nd) month immediately following such Non-compliant Testing Period, Sponsor (or such other Person(s) designated in writing by Sponsor and satisfactory to Agent as determined in good faith and in exercise of reasonable business judgment) shall have delivered to Agent a notice of its unconditional commitment to (1) provide additional cash contributions to Borrower as equity capital, or (2) pledge to Agent, for itself and on behalf of the Secured Parties, as collateral security for the Obligations (in each case, the “Cure Right”), the amount of not less than $5,000,000 (the “Cure Amount”), and (ii) not later than the earlier to occur of (A) ten (10) Business Days after Agent has received the Compliance Certificate for the Non-compliant Testing Period or (B) the tenth (10th) Business Day of the second (2nd) month immediately following such Non-compliant Testing Period (the “Cure Standstill Period”), Sponsor (or such other Person(s) designated in writing and satisfactory to Agent as determined in good faith and in exercise of reasonable business judgment) shall have (1) delivered to Agent evidence, reasonably satisfactory to Agent, that it has in fact funded additional cash contributions to Borrower as equity capital in an aggregate amount of not less than the Cure Amount, or (2) delivered to Agent the Cure Amount in cash or other immediately available funds, which Cure Amount shall be held by Agent in such account designated by Agent, together with such documentation satisfactory to Agent supporting the grant to Agent of a second priority security interest (subject, as to priority, only to the security interest of the First Lien Agent under the First Lien Financing Documents) in, and lien upon, the Cure Amount (including, without limitation, a limited recourse guarantee, cash collateral pledge agreement and such other documents satisfactory to Agent), then the financial covenant contained in Section 9.17(a) shall be recalculated for the Non-compliant Testing Period and for each Testing Period that occurs during the twelve (12) months immediately following the first (1st) day of the Non-compliant Testing Period (collectively, together with the Non-compliant Testing Period, the “Affected Testing Periods”) by giving effect to the following pro forma adjustments:

1. EBITDA shall be increased on a dollar-for-dollar basis by the Cure Amount for each of the Affected Testing Periods solely for the purpose of measuring compliance with Section 9.17(a) with respect to each of the Affected Testing Periods and not for any other purpose under this Agreement; and

2. if, after giving effect to the recalculation of EBITDA provided for in clause (A) immediately above, Borrower shall then be in compliance with Section 9.17(a) for the Non-compliant Testing Period, then Borrower shall be deemed to have fully complied with Section 9.17(a) for the Non-compliant Testing Period with the same effect as though such non-compliance with respect to the Non-compliant Testing Period had not occurred, and such non-compliance shall be deemed cured for the purposes of this Agreement (the “Equity Cure”).

Notwithstanding the foregoing, (a) Borrower and Sponsor (or such other Person(s) designated in writing by Sponsor and satisfactory to Agent as determined in good faith and in exercise of reasonable (from the perspective of an asset based secured lender) business judgment) shall not be entitled to exercise the Cure Right on more than three (3) occasions during any calendar year of Borrower, and (b) prior to the occurrence of an Equity Cure permitted hereunder with respect to any Non-compliant Testing Period, Borrower’s non-compliance with Section 9.17(a) shall in all events constitute an Event of Default hereunder, and Agent and the Lenders shall, at any time from and after the expiration of the Cure Standstill Period, be entitled to exercise any and all of their respective rights and remedies arising with respect to such Event of Default in accordance with the terms and conditions of this Agreement and the other Financing Agreements.

9.18 License Agreements.

(a) Borrower and each Guarantor shall (i) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the material License Agreements to which it is a party to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything that could reasonably be expected to result in a default under or breach of any of the terms of any material License Agreement, (iii) not cancel, surrender, modify, amend, waive or release any material License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing; except, that, subject to Section 9.18(b) below, Borrower or such Guarantor may cancel, surrender or release any material License Agreement in the ordinary course of the business of Borrower or such Guarantor; provided, that, Borrower or such Guarantor (as the case may be) shall give Agent not less than thirty (30) days prior written notice of its intention to so cancel, surrender and release any such material License Agreement, (iv) give Agent prompt written notice of any material License Agreement entered into by Borrower or such Guarantor after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may request, (v) give Agent prompt written notice of any material breach of any obligation, or any default, by any party under any material License Agreement, and deliver to Agent (promptly upon the receipt thereof by Borrower or such Guarantor in the case of a notice to Borrower or such Guarantor and concurrently with the sending thereof in the case of a notice from Borrower or such Guarantor) a copy of each notice of default and every other notice and other communication received or delivered by Borrower or such Guarantor in connection with any material License Agreement which relates to the right of Borrower or such Guarantor to continue to use the property subject to such License Agreement, and (vi) furnish to Agent, promptly upon the request of Agent, such information and evidence as Agent may reasonably require from time to time concerning the observance, performance and compliance by Borrower or such Guarantor or the other party or parties thereto with the material terms, covenants or provisions of any material License Agreement.

(b) Borrower and each Guarantor will either exercise any option to renew or extend the term of each material License Agreement to which it is a party in such manner as will cause the term of such material License Agreement to be effectively renewed or extended for the period provided by such option and give prompt written notice thereof to Agent or give Agent prior written notice that Borrower or such Guarantor does not intend to renew or extend the term of any such material License Agreement or that the term thereof shall otherwise be expiring, not less than sixty (60) days prior to the date of any such non-renewal or expiration. In the event of the failure of Borrower or such Guarantor to extend or renew any material License Agreement to which it is a party, Agent shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such material License Agreement, whether in its own name and behalf, or in the name and behalf of a designee or nominee of Agent or in the name and behalf of Borrower or such Guarantor, as Agent shall determine at any time that an Event of Default shall exist or have occurred and be continuing. Agent may, but shall not be required to, perform any or all of such obligations of Borrower or such Guarantor under any of the License Agreements, including, but not limited to, the payment of any or all sums due from Borrower or such Guarantor thereunder. Any sums so paid by Agent shall constitute part of the Obligations.

9.19 Foreign Assets Control Regulations, Etc. Neither the requesting or issuance, extension or renewal of the Letter of Credit nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 USC §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, but not limited to (a) Executive order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56). Neither Borrower nor any of its Subsidiaries or other Affiliates is or will become a “blocked person” as described in the Executive Order, the Trading with the Enemy Act or the Foreign Assets Control Regulations or, to the best of their knowledge after due investigation, engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

9.20 Costs and Expenses. Borrower and Guarantors shall pay to Agent on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, administration, collection, liquidation, enforcement and defense of the Obligations, Agent’s rights in the Collateral, this Agreement, the other Financing Agreements, the Pegasus Guaranty and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, background checks, costs and expenses of remitting loan proceeds, collecting checks and other items of payment; (c) charges, fees or expenses charged by Issuing Bank in connection with the Letter of Credit; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement, the other Financing Agreements and the Pegasus Guaranty or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); and (f) the fees and disbursements of counsel (including legal assistants) to Agent in connection with any of the foregoing.

9.21 Post-Closing Matters. Borrower and Guarantors shall execute and deliver the documents and complete the tasks set forth on Schedule 9.21 hereto, in each case within the time limits specified on such schedule.

9.22 Further Assurances. At the request of Agent at any time and from time to time, Borrower and Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements.

9.23 Certain Covenants. Other than as permitted by Section 9.9, in no event shall Borrower, the Guarantors or their respective Subsidiaries incur any Indebtedness that is senior in right of payment to, or (other than the First Lien Obligations) pari passu in right of payment with, the Obligations hereunder. Borrower and each Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Equity Interests or Indebtedness or all or a substantial part of the assets or property of any person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, which results in or facilitates a cash dividend or distribution not permitted under Section 9.11.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES

Notwithstanding any provision of this Section 10 to the contrary:

(I)	during any No Covenant Period, the term “Event of Default” shall include only the Events of Default set forth in clauses (a)(i) and (q) of Section 10.1.

(II)	at any time prior to the first Term Loan Conversion but when a No Covenant Period is not in effect, the term “Event of Default” shall include only the Events of Default set forth in clauses (a)(i), (a)(iii) and (q) of Section 10.1.

(III)	at any time following the first Term Loan Conversion but when a No Covenant Period is not in effect, the term “Event of Default” shall include all of the Events of Default set forth in clauses (a) through (q) of Section 10.1.

10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a)(i) Borrower fails to pay any of the Obligations when due, (ii) Borrower or any Guarantor fails to perform any of the covenants contained in Sections 9.13, 9.14, 9.15, and 9.16 of this Agreement and such failure shall continue for ten (10) days; provided, that, such ten (10) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such ten (10) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by Borrower or any Guarantor of any such covenant or (iii) Borrower or any Guarantor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above and such failure shall continue for thirty (30) days, in each case, to the extent such terms, covenants, conditions or provisions would continue to be applicable during such thirty (30) day period;

(b) any representation, warranty or statement of fact made by Borrower or any Guarantor to Agent in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c) any Guarantor revokes or terminates or purports to revoke or terminate or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Agent or any Lender;

(d) any judgment for the payment of money is rendered against Borrower or any Guarantor in excess of $275,000 in any one case or in excess of $550,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of forty-five (45) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any Guarantor or any of the Collateral having a value in excess of $275,000;

(e) any Guarantor (being a natural person or a general partner of a Guarantor which is a partnership) dies or Borrower or any Guarantor, which is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business;

(f) Borrower or any Guarantor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;

(g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within forty-five (45) days after the date of its filing or Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower or any Obligor or for all or any part of its property;

(i) any default in respect of any Indebtedness of Borrower or any Obligor (other than Indebtedness owing to Agent and Lenders hereunder), in any case in an amount in excess of $275,000, which default continues for more than the applicable cure period, if any, with respect thereto or any default by Borrower or any Obligor under any Material Contract (other than any Fill Rate Contract), which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto, which default permits the other party thereto to terminate such Material Contract prior to its stated termination date;

(j) with respect to any Fill Rate Contract, Agent shall have notified Borrower in writing that an Event of Default exists as a result of: (i) the receipt by Borrower or any Guarantor of notification of any default or breach in respect of any “fill” obligations under any Fill Rate Contract or receipt of notification terminating or purporting to terminate any Fill Rate Contract, or (ii) the offset or taking by any Person party to a Fill Rate Contract of any credit, discount or reduction of any order or invoice price as a result of any default or breach of any “fill” obligations under any Fill Rate Contract;

(k) any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected second priority security interest (subject, as to priority, only to the security interest of the First Lien Agent under the First Lien Financing Documents) in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

(l) there shall occur an ERISA Event;

(m) there shall occur a Change of Control;

(n) the indictment by any Governmental Authority, or as Agent may reasonably and in good faith determine, the threatened indictment by any Governmental Authority of Borrower or any Guarantor of which Borrower, any Guarantor or Agent receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Agent, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Borrower or such Guarantor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $220,000 or (ii) any other property of Borrower any or Guarantor which is necessary or material to the conduct of its business;

(o) there shall occur a Material Adverse Effect;

(p) there shall be an event of default (after giving effect to any applicable grace periods) under any of the other Financing Agreements; or

(q) any material provision of the Pegasus Guaranty shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision of the Pegasus Guaranty has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for in the Pegasus Guaranty shall cease to be a valid and perfected first priority security interest in any of the collateral purported to be subject thereto (except as otherwise permitted therein);

10.2 Remedies.

(a) At any time an Event of Default exists or has occurred and is continuing, Agent and the Lenders shall, subject to the terms of the Intercreditor Agreement, have all rights and remedies provided in this Agreement, the other Financing Agreements, the Pegasus Guaranty, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and the Lenders hereunder, under any of the other Financing Agreements, the Pegasus Guaranty, the UCC or other applicable law, are cumulative, non-exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower or Obligor of this Agreement or any of the other Financing Agreements. Subject to Section 12 hereof, Agent may, and at the direction of the Required Lenders shall, subject to the terms of the Intercreditor Agreement, at any time or times, proceed directly against Borrower or Obligor to collect the Obligations without prior recourse to the Collateral. Without limiting the generality of the foregoing, Borrower and Guarantors hereby expressly acknowledge, confirm and agree that the declaration of an Event of Default under Section 10.1(j) above shall be in the sole and absolute discretion of Agent, and any delay or passage of time in the declaration by Agent of such Event of Default shall not prejudice or otherwise affect the right of Agent to declare such Event of Default at any time after the occurrence of such events giving rise to an Event of Default under Section 10.1(j) above.

(b) Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, at its option and shall upon the direction of the Required Lenders, upon notice to Borrower, accelerate the payment of all Obligations and demand immediate payment thereof to Agent for itself and the benefit of the Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable).

(c) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, subject to the terms of the Intercreditor Agreement, (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require Borrower or any Guarantor, at Borrower’s expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower or any Guarantor, which right or equity of redemption is hereby expressly waived and released by Borrower and Guarantors and/or (vi) terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower and Guarantors waive any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower and each Guarantor waives the posting of any bond which might otherwise be required.

(d) At any time or times that an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, subject to the terms of the Intercreditor Agreement, enforce the rights of Borrower or any Guarantor against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, Agent may, in its discretion, subject to the terms of the Intercreditor Agreement, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all account debtors, secondary obligors and other obligors to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and the Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests and the interests of the Lenders. At any time that an Event of Default exists or has occurred and is continuing, at Agent’s request subject to the terms of the Intercreditor Agreement, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrower and Guarantors shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any

Accounts as Agent may require. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrower shall, upon Agent’s request, subject to the terms of the Intercreditor Agreement, hold the returned Inventory in trust for Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.

(e) To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), Borrower and each Guarantor acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as Borrower or any Guarantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agent or the Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or the Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Borrower and each Guarantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to Borrower or any Guarantor or to impose any duties on Agent or the Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(f) For the purpose of enabling Agent to exercise the rights and remedies hereunder, Borrower and each Guarantor hereby grants to Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing) without payment of royalty or other compensation to Borrower or any Guarantor, to use, assign, license or sublicense any of the trademarks, service-marks, tradenames, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by Borrower or any Guarantor, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(g) At any time an Event of Default exists or has occurred and is continuing, Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in accordance with the terms hereof, whether or not then due or may hold such proceeds as cash collateral for the Obligations. Borrower and Guarantors shall remain liable to Agent and the Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including reasonably attorneys’ fees and expenses.

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(b) Borrower, Guarantors, Agent, the Lenders and Issuing Bank irrevocably consent and submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York for the County of New York and the United States District Court for the Southern District of New York, whichever Lender may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except, that, Agent and the Lenders shall have the right to bring any action or proceeding against Borrower or any Guarantor or its or their property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or any Guarantor or its or their property).

(c) Borrower and each Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon Borrower or any Guarantor (or Borrower on behalf of Borrower or such Guarantor) in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Borrower or such Guarantor shall appear in answer to such process, failing which Borrower or such Guarantor shall be deemed in default and judgment may be entered by Agent against Borrower or such Guarantor for the amount of the claim and other relief requested.

(d) BORROWER, GUARANTORS, AGENT, THE LENDERS AND ISSUING BANK EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. GUARANTORS, AGENT, THE LENDERS AND ISSUING BANK EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER, ANY GUARANTOR, AGENT, ANY LENDER OR ISSUING BANK MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN

EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) Agent, the Lenders and Issuing Bank shall not have any liability to Borrower or any Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by Borrower or any Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent, such Lender and Issuing Bank, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Agent, the Lenders and Issuing Bank shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement. Borrower and each Guarantor: (i) certifies that neither Agent, any Lender, Issuing Bank nor any representative, agent or attorney acting for or on behalf of Agent, any Lender or Issuing Bank has represented, expressly or otherwise, that Agent, the Lenders and Issuing Bank would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent, the Lenders and Issuing Bank are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

11.2 Waiver of Notices. Borrower and each Guarantor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower or any Guarantor which Agent or any Lender may elect to give shall entitle Borrower or such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

11.3 Amendments and Waivers.

(a) Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent and the Required Lenders or at Agent’s option, by Agent with the authorization or consent of the Required Lenders, and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), by Borrower and such amendment, waiver, discharge or termination shall be effective and binding as to all Lenders and Issuing Bank only in the specific instance and for the specific purpose for which given; except, that, no such amendment, waiver, discharge or termination shall:

(i) reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loans, without the consent of each Lender directly affected thereby,

(ii) increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby,

(iii) release any Collateral (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.11(b) hereof), without the consent of Agent and all of the Lenders,

(iv) reduce any percentage specified in the definition of Required Lenders, without the consent of Agent and all of the Lenders,

(v) consent to the assignment or transfer by Borrower or any Guarantor of any of their rights and obligations under this Agreement, without the consent of Agent and all of the Lenders, or

(vi) amend, modify or waive any terms of this Section 11.3 hereof, without the consent of Agent and all of the Lenders

(b) Agent, the Lenders and Issuing Bank shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent, any Lender or Issuing Bank of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent, any Lender or Issuing Bank would otherwise have on any future occasion, whether similar in kind or otherwise.

(c) Notwithstanding anything to the contrary contained in Section 11.3(a) above, in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a “Non-Consenting Lender”), but the consent of any other Lenders to such amendment, waiver, discharge or termination that is required are obtained, if any, then Agent or, so long as no Event of Default has occurred and is continuing, Borrower, shall have the right, but not the obligation, at any time thereafter, and upon the exercise by Agent or, so long as no Event of Default has occurred and is continuing, Borrower, as applicable, of such right, such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to Agent or such Eligible Transferee as Agent or, so long as no Event of Default has occurred and is continuing, Borrower, as applicable, may specify, the Commitment of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto. Agent or, so long as no Event of Default has occurred and is continuing, Borrower, as applicable, shall provide the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section, which notice shall specify on date on which such purchase and sale shall occur. Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Non-Consenting Lender); except, that, on the date of such purchase and sale, Agent, or such Eligible Transferee specified by Agent or, so long as no Event of Default has occurred and is continuing, Borrower, as applicable, shall pay to the Non-Consenting Lender (except as Agent or, so long as no Event of Default has occurred and is continuing, Borrower, as applicable, and such Non-Consenting Lender may otherwise agree) the amount equal to: (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as of the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee), minus (iii) the amount of any closing fee received by the Non-Consenting Lender pursuant to the terms hereof or of any of the other Financing Agreements multiplied by the fraction, the numerator of which is the number of months remaining in the then current term of this Agreement and the denominator of which is the number of months in the then current term thereof. Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Commitment of the Non-Consenting Lender shall terminate on such date.

(d) The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section. The consent of Issuing Bank shall be required for any amendment, waiver or consent affecting the rights or duties of Issuing Bank hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section;

provided, that, the consent of Issuing Bank shall not be required for any other amendments, waivers or consents. Notwithstanding anything to the contrary contained in Section 11.3(a) above, (i) in the event that Agent shall agree that any items otherwise required to be delivered to Agent as a condition of the issuance of the Letter of Credit and the Commitments hereunder may be delivered after the date hereof, Agent may, in its discretion, agree to extend the date for delivery of such items or take such other action as Agent may deem appropriate as a result of the failure to receive such items as Agent may determine or may waive any Event of Default as a result of the failure to receive such items, in each case without the consent of any Lender and (ii) Agent may consent to any change in the type of organization, jurisdiction of organization or other legal structure of Borrower, any Guarantor or any of their Subsidiaries and amend the terms hereof or of any of the other Financing Agreements as may be necessary or desirable to reflect any such change, in each case without the approval of any Lender.

11.4 Waiver of Counterclaims. Borrower and each Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.5 Indemnification. Borrower and each Guarantor shall, jointly and severally, indemnify and hold Agent, each Lender and Issuing Bank, and their respective officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including reasonably attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel; except, that, Borrower and Guarantors shall not have any obligation under this Section 11.5 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Borrower or Guarantors as to any other Indemnitee). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower and Guarantors shall pay the maximum portion which it is permitted to pay under applicable law to Agent and the Lenders in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, neither Borrower nor any Guarantor shall assert, and Borrower and each Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Financing Agreements or the transaction contemplated hereby or thereby. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12. THE AGENT

12.1 Appointment, Powers and Immunities. Each Lender and Issuing Bank irrevocably designates, appoints and authorizes Ares Capital to act as Agent hereunder and under the other Financing Agreements and the Pegasus Guaranty with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements and the Pegasus Guaranty, together with such other powers as are reasonably incidental thereto. Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements and the Pegasus Guaranty, and shall not by reason of this Agreement or any other Financing Agreement or the Pegasus Guaranty be a trustee or fiduciary for any Lender; (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements or the Pegasus Guaranty, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement or the Pegasus Guaranty, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or the Pegasus Guaranty or any other document referred to or provided for herein or therein or for any failure by Borrower or any Guarantor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to the Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or the Pegasus Guaranty or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance reasonably satisfactory to Agent shall have been delivered to and acknowledged by Agent.

12.2 Reliance by Agent. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement or the Pegasus Guaranty, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

12.3 Events of Default.

(a) Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Letter of Credit and the Commitments hereunder, unless and until Agent has received written notice from a Lender or Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”. In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders. Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders to the extent provided for herein; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of the Lenders.

(b) Except with the prior written consent of Agent, no Lender may assert or exercise any enforcement right or remedy in respect of the Loans or other Obligations, as against Borrower or any Guarantor or any of the Collateral or other property of Borrower or any Guarantor.

12.4 Agent in its Individual Capacity. With respect to its Commitment and the Letter of Credit issued or caused to be issued by it (and any successor acting as Agent), so long as Ares Capital shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Ares Capital in its individual capacity as Lender hereunder. Ares Capital (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrower (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and Ares Capital and its Affiliates may accept fees and other consideration from Borrower or any Guarantor and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

12.5 Indemnification. The Lenders agree to indemnify Agent and Issuing Bank (to the extent not reimbursed by Borrower hereunder and without limiting any obligations of Borrower hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or the Pegasus Guaranty or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

12.6 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and Guarantors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements or the Pegasus Guaranty. Agent shall not be required to keep itself informed as to the performance or observance by Borrower or any Guarantor of any term or provision of this Agreement or any of the other Financing Agreements or by the Limited Guarantors with respect to the Pegasus Guaranty or any other document referred to or provided for herein or therein or to inspect the properties or books of Borrower or any Guarantor or any Limited Guarantor. Agent will use reasonable efforts to provide the Lenders with any information received by Agent from Borrower or any Guarantor which is required to be provided to the Lenders or deemed to be requested by the Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from Borrower or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to the Lenders by Agent or deemed requested by the Lenders hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of Borrower or any Guarantor that may come into the possession of Agent.

12.7 Failure to Act. Except for action expressly required of Agent hereunder and under the other Financing Agreements or the Pegasus Guaranty, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.8 [RESERVED].

12.9 Concerning the Collateral and the Related Financing Agreements and the Pegasus Guaranty. Each Lender authorizes and directs Agent to enter into this Agreement and the other Financing Agreements and the Pegasus Guaranty. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements or the Pegasus Guaranty and the exercise by Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

12.10 [RESERVED].

12.11 Collateral Matters.

(a) The Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any security interest in, mortgage or lien upon, any of the Collateral or the Cash Collateral (i) upon payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) constituting property being sold or disposed of if Borrower or any Guarantor certifies to Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Borrower or any Guarantor did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, (iv) having a value in the aggregate in any twelve (12) month period of less than $5,000,000, and to the extent Agent may release its security interest in and lien upon any such Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by the Lenders, (v) if required or permitted under the terms of any of the other Financing Agreements, including the Intercreditor Agreement or any other intercreditor agreement, (vi) approved, authorized or ratified in writing by all of the Lenders. Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of the Lenders. Upon request by Agent at any time, the Lenders will promptly confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section. In no event shall the consent or approval of Issuing Bank to any release of Collateral be required.

(b) Without any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section. Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of Borrower or any Guarantor in respect of) the Collateral retained by Borrower or such Guarantor.

(c) Agent shall have no obligation whatsoever to any Lender, Issuing Bank or any other Person to investigate, confirm or assure that (i) the Collateral exists or is owned by Borrower or any Guarantor, (ii) the Cash Collateral exists or is owned by any Limited Guarantor, (iii) the Collateral or the Cash Collateral is cared for, protected or insured or has been encumbered, or (iv) any particular items of Collateral or Cash Collateral meet the eligibility criteria applicable in respect of the Letter of Credit or the Term Loans hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements and the Pegasus Guaranty or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements or the Pegasus Guaranty, it being understood and agreed that in respect of the Collateral or the Cash Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral and the Cash Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender or Issuing Bank.

12.12 Agency for Perfection. Each Lender and Issuing Bank hereby appoints Agent and each other Lender and Issuing Bank as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral and the Cash Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Lender and Issuing Bank hereby acknowledges that it holds possession of any such Collateral or Cash Collateral for the benefit of Agent as secured party. Should any Lender or Issuing Bank obtain possession of any such Collateral or Cash Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral or Cash Collateral to Agent or in accordance with Agent’s instructions.

12.13 Successor Agent. Agent may resign as Agent upon thirty (30) days’ notice to the Lenders and Borrower. If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower, a successor agent from among the Lenders. Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Financing Agreements and the Pegasus Guaranty shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

12.14 Other Agent Designations. Agent may at any time and from time to time determine that a Lender may, in addition, be a “Co-Agent”, “Syndication Agent”, “Documentation Agent” or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement. Any such designation shall be effective upon written notice by Agent to Borrower of any such designation. Any Lender that is so designated as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation by Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Financing Agreements or the Pegasus Guaranty other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender rely, on a Lender so identified as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS

13.1 Term.

(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on February 20, 2014 (the “Maturity Date”). In addition, Borrower may, subject to compliance with Section 2.4, terminate this Agreement at any time and Agent may, at its option, and shall at the direction of Required Lenders, terminate this Agreement at any time on or after an Event of Default. Upon the Maturity Date or any other effective date of termination of the Financing Agreements, Borrower shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrower and at Borrower’ expense, in form and substance reasonably satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent, the Lenders and Issuing Bank from loss, cost, damage or expense, including reasonable attorneys’ fees and expenses, in connection with any contingent Obligations. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Agent as Agent may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrower to the bank account designated by Agent are received in such bank account later than 12:00 noon (New York City, New York time).

(b) No termination of the Commitments, this Agreement or any of the other Financing Agreements shall relieve or discharge Borrower or any Guarantor of its respective duties, obligations and covenants under this Agreement or any of the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Agent’s continuing security interest in the Collateral and the rights and remedies of Agent and the Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid. Accordingly, Borrower and each Guarantor waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Borrower or Guarantors, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds.

(c) If for any reason this Agreement is (i) terminated prior to the first anniversary of the Closing Date, (ii) the Term Loans are prepaid in whole or in part prior to the first anniversary of the Closing Date or (iii) the Letter of Credit is terminated or the face amount thereof is reduced other than as a result of a drawing under the Letter of Credit prior to the first anniversary of the Closing Date, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Agent’s and each Lender’s lost profits as a result thereof, Borrower agree to pay to Agent, for the benefit of the Lenders, upon the effective date of such termination, the applicable Early Termination Fee.

The Early Termination Fee shall be presumed to be the amount of damages sustained by Agent and the Lenders as a result of such early termination, prepayment or reduction, and Borrower and Guarantors agree that it is reasonable under the circumstances currently existing (including, but not limited to, the borrowings that are reasonably expected by Borrower hereunder and the interest, fees and other charges that are reasonably expected to be received by Agent and the Lenders pursuant to this Agreement). In addition, Agent and the Lenders shall be entitled to the Early Termination Fee applicable to a termination of this Agreement prior to the first anniversary of the Closing Date upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Agent and the Lenders do not exercise the right to terminate this Agreement, but elect, at their option, to provide financing to Borrower or permit the use of cash collateral under the United States Bankruptcy Code. The Early Termination Fee provided for in this Section 13.1 shall be deemed included in the Obligations.

13.2 Interpretative Provisions.

(a) All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c) All references to Borrower, any Guarantor, any Obligor, Agent and the Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(d) The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e) The word “including” when used in this Agreement shall mean “including, without limitation” and the word “will” when used in this Agreement shall be construed to have the same meaning and effect as the word “shall”.

(f) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as determined by Agent.

(g) All references to the term “good faith” used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned. Borrower and Guarantors shall have the burden of proving any lack of good faith on the part of Agent or any Lender alleged by Borrower or any Guarantor at any time.

(h) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Borrower, Guarantors and their respective Subsidiaries most recently received by Agent prior to the date hereof. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is unqualified and also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit.

(i) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(j) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(k) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(l) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(m) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or the Lenders merely because of Agent’s or any Lender’s involvement in their preparation.

13.3 Notices.

(a) All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. Notices delivered through electronic communications shall be effective to the extent set forth in Section 13.3(b) below. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to Borrower or any Guarantor:

Lighting Science Group Corporation

1227 South Patrick Drive, Building 2A

Satellite Beach, Florida 32937

Attention: Greg Kaiser, CFO

Telephone No.: 321-779-5537

Telecopy No.: 321-779-5521

E-mail: greg.kaiser@lsgc.com

If to Agent, the Lenders or Issuing Bank:	Ares Capital Corporation 245 Park Avenue, 44th Floor New York, New York 10167 Attention: Raymond L. Wright Telephone No.: 212-750-4915 Telecopy No.: 212-750-1777 E-mail: wright@aresmgmt.com

(b) Notices and other communications to the Lenders and Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent or as otherwise determined by Agent; provided, that, the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Section 2 hereof if such Lender or Issuing Bank, as applicable, has notified Agent that it is incapable of receiving notices under such Section by electronic communication. Unless Agent otherwise requires, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that, if such notice or other communication is not given during the normal business hours of the recipient, such notice shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communications is available and identifying the website address therefor.

13.4 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

13.5 Confidentiality.

(a) Agent, each Lender and Issuing Bank shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by Borrower pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by such Borrower to Agent, such Lender or Issuing Bank; provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, in connection with any litigation to which Agent, such Lender or Issuing Bank is a party, (iii) to any Lender or Participant (or prospective Lender or Participant) or Issuing Bank or to any Affiliate of any Lender so long as such Lender, Particopant (or prospective Lender or Participant), Issuing Bank or Affiliate shall have been instructed to treat such information as confidential in accordance with this Section 13.5, or (iv) to counsel for Agent, any Lender, Participant (or prospective Lender or Participant) or Issuing Bank.

(b) In the event that Agent, any Lender or Issuing Bank receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Agent or such Lender or Issuing Bank, as the case may be, agrees (i) to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender or Issuing Bank determines in good faith that it will not create any risk of liability to Agent or such Lender or Issuing Bank, Agent or such Lender or Issuing Bank will promptly notify Borrower of such request so that Borrower may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrower of Agent’s or such Lender’s or Issuing Bank’s expenses, cooperate with Borrower in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Borrower so designates, to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender or Issuing Bank determines in good faith that it will not create any risk of liability to Agent or such Lender or Issuing Bank.

(c) In no event shall this Section 13.5 or any other provision of this Agreement, any of the other Financing Agreements or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by Borrower, any Guarantor or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent, any Lender (or any Affiliate of any Lender) or Issuing Bank on a non-confidential basis from a person other than a Borrower or Guarantor, (iii) to require Agent, any Lender or Issuing Bank to return any materials furnished by a Borrower or Guarantor to Agent, a Lender or Issuing Bank or prevent Agent, a Lender or Issuing Bank from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Agent, the Lenders and Issuing Bank under this Section 13.5 shall supersede and replace the obligations of Agent, the Lenders and Issuing Bank under any confidentiality letter signed prior to the date hereof or any other arrangements concerning the confidentiality of information provided by Borrower or any Guarantor to Agent or any Lender. In addition, Agent and the Lenders may disclose information relating to the Credit Facility to Gold Sheets and other publications, with such information to consist of deal terms and other information customarily found in such publications and that Agent may otherwise use the corporate name and logo of Borrower and Guarantors or deal terms in “tombstones” or other advertisements, public statements or marketing materials.

(d) Agent and the Lenders may share with their respective Affiliates any information relating to the Credit Facility and Borrower and Guarantors. Agent and the Lenders may disclose information relating to the Credit Facility to Gold Sheets and other similar bank trade publications with such information to consist of deal terms and other information customarily found in such publications. In addition, Agent and the Lenders and their respective Affiliates may otherwise use the corporate names, logos and other insignia of Borrower and Guarantors in “tombstones” or other advertisements or public statements or other marketing materials of Agent and the Lenders and their respective Affiliates.

(e) Solely with respect to any material intellectual property agreements that are clearly and conspicuously marked as confidential at the time such agreements are furnished by Borrower and Guarantors to Agent and the Lenders, the obligations of Agent and the Lenders under this Section 13.5 with respect to the confidentiality of such material intellectual property license agreements shall survive the termination or non-renewal of this Agreement unless such material intellectual property agreements have been returned to Borrower and Guarantors, and shall be subject to the disclosure requirements under this Section 13.5.

13.6 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, the Lenders, Issuing Bank, Borrower, Guarantors and their respective successors and assigns; except, that, Borrower may not assign their rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and the Lenders. Any such purported assignment without such express prior written consent shall be void. No Lender may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 13.7 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrower, Guarantors, Agent, the Lenders and Issuing Bank with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

13.7 Assignments; Participations.

(a) Each Lender may, with the prior written consent of Agent, assign all or, if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (i) such transfer or assignment will not be effective until recorded by Agent on the Register and (ii) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $5,000.

(b) Agent shall maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Guarantors, Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any the Lender at any reasonable time and from time to time upon reasonable prior notice.

(c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the other Financing Agreements and the Pegasus Guaranty and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and thereunder and the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(d) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the Pegasus Guaranty or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto or the Pegasus Guaranty, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower, any Guarantor or any of their Subsidiaries or the performance or observance by Borrower or any Guarantor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements and the Pegasus Guaranty, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements and the Pegasus Guaranty, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements and the Pegasus Guaranty as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements and the Pegasus Guaranty are required to be performed by it as a Lender. Agent and the Lenders may furnish any information concerning Borrower or any Guarantor in the possession of Agent or any Lender from time to time to assignees and Participants.

(e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it) and the Pegasus Guaranty, without the consent of Agent or the other Lenders; provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements and the Pegasus Guaranty shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrower, Guarantors, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements and the Pegasus Guaranty, and (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements and the Pegasus Guaranty (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by Borrower or any Guarantor hereunder shall be determined as if such Lender had not sold such participation.

(f) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to (i) a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank or (ii) any holder of, or trustee for the benefit of the holders of, such Lender’s indebtedness or equity securities; provided, that, no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

(g) Borrower and Guarantors shall assist Agent or any Lender permitted to sell assignments or participations under this Section 13.7 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants. Borrower shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of Borrower and Guarantors and their affairs provided, prepared or reviewed by Borrower or any Guarantor that are contained in any selling materials and all other information provided by it and included in such materials.

13.8 Entire Agreement This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith (including, without limitation, the Pegasus Guaranty) or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern, provided that in the event of any inconsistency between the terms of this Agreement and the Intercreditor

Agreement with respect to matters pertaining to the relative lien priority and subordination of the Lenders to the First Lien Lenders (as defined therein), the terms of the Intercreditor Agreement shall govern.

13.9 USA Patriot Act Each Lender subject to the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001) (the “Act”) hereby notifies Borrower and Guarantors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of Borrower and Guarantors and other information that will allow such Lender to identify such person in accordance with the Act and any other applicable law. Borrower and Guarantors are hereby advised that the Letter of Credit hereunder is subject to satisfactory results of such verification.

13.10 Counterparts, Etc. This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Agent, the Lenders, Borrower and Guarantors have caused these presents to be duly executed as of the day and year first above written.

AGENT		BORROWER

ARES CAPITAL CORPORATION, as Agent		LIGHTING SCIENCE GROUP CORPORATION, as Borrower

By:	/s/ Mitchell Goldstein	By:	/s/ Gregory T. Kaiser
Name:	Mitchell Goldstein	Name:	Gregory T. Kaiser
Title:	Authorized Signatory	Title:	Chief Financial Officer

LENDER		GUARANTORS

ARES CAPITAL CORPORATION, as Lender		BIOLOGICAL ILLUMINATION, LLC, as Guarantor

By:	/s/ Mitchell Goldstein	By:	/s/ Fred Maxik
Name:	Mitchell Goldstein	Name:	Fred Maxik
Title:	Authorized Signatory	Title:	Manager
Commitment: $25,000,000
LSGC, LLC, as Guarantor

		By:	Lighting Science Group Corporation, its sole member

		By:	/s/ Gregory T. Kaiser
		Name:	Gregory T. Kaiser
		Title:	Assistant Secretary

[Signature Page to Second Lien Letter of Credit, Loan and Security Agreement]